                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration File No. 333077005


   THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND HAS BEEN DECLARED EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS SUPPLEMENT (Subject to Completion)                Issued May 12, 2000

(To Prospectus dated May 7, 1999)

                                5,200,000 Shares

                                [ATLAS AIR LOGO]

                                  COMMON STOCK

                            ------------------------

ATLAS AIR, INC. IS OFFERING 3,000,000 SHARES OF COMMON STOCK AND THE SELLING SHAREHOLDERS ARE OFFERING 2,200,000 SHARES. WE WILL NOT RECEIVE ANY PROCEEDS FROM THE SALE OF COMMON STOCK BY THE SELLING SHAREHOLDERS.

                            ------------------------

OUR COMMON STOCK IS LISTED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "CGO." ON MAY 11, 2000, THE REPORTED LAST SALE PRICE OF THE COMMON STOCK ON THE NEW YORK STOCK EXCHANGE WAS $36 1/8 PER SHARE.

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-11.

                            ------------------------

                           PRICE $            A SHARE

                            ------------------------

                                                UNDERWRITING                  PROCEEDS TO
                                    PRICE TO    DISCOUNTS AND   PROCEEDS TO     SELLING
                                     PUBLIC      COMMISSIONS      COMPANY     SHAREHOLDERS
                                    --------    -------------   -----------   ------------
Per Share.......................       $             $              $              $
Total...........................   $                 $          $             $

One of the selling shareholders has granted the underwriters the right to purchase up to an additional 780,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
            , 2000.

                            ------------------------

MORGAN STANLEY DEAN WITTER                                  GOLDMAN, SACHS & CO.

BEAR, STEARNS & CO. INC.
                           DEUTSCHE BANC ALEX. BROWN
                                                             MERRILL LYNCH & CO.

                              BB&T CAPITAL MARKETS

          , 2000.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
           PROSPECTUS SUPPLEMENT

Forward-Looking Statements............   S-2
Important Notice About Information
  Presented in this Prospectus
  Supplement..........................   S-3
Where You Can Find More Information...   S-3
Incorporation of Certain Documents by
  Reference...........................   S-4
Summary...............................   S-5
Risk Factors..........................  S-11
Use of Proceeds.......................  S-17
Capitalization........................  S-18
Price Range of Common Stock and
  Dividend Policy.....................  S-19
Selected Consolidated Financial and
  Operating Data......................  S-20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  S-22
Business..............................  S-34
Management............................  S-46
Selling Shareholders..................  S-48
Underwriters..........................  S-50
Legal Matters.........................  S-52
Experts...............................  S-52

                                        PAGE
                                        ----
                 PROSPECTUS

Where You Can Find More Information...     1
Incorporation of Certain Documents by
  Reference...........................     1
The Company...........................     2
Atlas Trusts..........................     2
Use of Proceeds.......................     3
Ratio of Earnings to Fixed Charges....     3
Description of Debt Securities........     4
Description of Capital Stock..........    15
Description of the Preferred
  Securities..........................    17
Description of the Guarantee..........    29
Relationship Among the Preferred
  Securities, the Debt Securities and
  the Guarantee.......................    32
Description of Stock Purchase
  Contracts and Stock Purchase
  Units...............................    34
Selling Stockholders..................    35
Plan of Distribution..................    35
Validity of the Securities............    36
Experts...............................    36

                           FORWARD-LOOKING STATEMENTS

     Certain statements included or incorporated by reference in this prospectus supplement constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "-- Risk Factors" and elsewhere in this prospectus supplement.

     To the extent that any of the statements contained herein relating to our expectations, assumptions and other company matters are forward-looking, they are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations that involve a number of uncertainties and risks that could cause actual results to differ materially from those projected in the forward-looking statements, including, but not limited to, risks associated with:

     - worldwide business and economic conditions;

     - product demand and the rate of growth in the air cargo industry;

     - the impact of competitors and competitive aircraft and aircraft financing availability;

     - the ability to attract and retain new and existing customers;

     - normalized aircraft operating costs and reliability;

     - management of growth and complying with FAA policies;

     - the continued productivity of our workforce;

     - dependence on key personnel; and

     - other regulatory requirements.

     As a result of the foregoing and other factors, no assurance can be given as to our future results and achievements. Neither we nor any other person assumes responsibility for the accuracy and completeness of these statements.

                       IMPORTANT NOTICE ABOUT INFORMATION
                    PRESENTED IN THIS PROSPECTUS SUPPLEMENT

     You should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not, and the underwriters are not, offering the common stock in any state where the offer is not permitted. You should assume that the information appearing in this prospectus supplement and the attached prospectus, as well as information we previously filed or subsequently file with the Securities and Exchange Commission ("SEC") that is incorporated by reference, is accurate as of its date only.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Exchange Act, and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60601. Copies of such material can be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains an Internet Web Site at http://www.sec.gov that contains reports and other information. Our common stock is traded on the New York Stock Exchange under the symbol "CGO" and reports, proxy statements and other information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We have incorporated important business and financial information about the Company that is not included in or delivered with this prospectus supplement or the attached prospectus. The following document has been filed by the Company with the SEC under the Exchange Act, and is incorporated herein by reference:

     - Our Annual Report on Form 10-K for the fiscal year ended December 31,
       1999.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of this offering are incorporated by reference and become a part of this prospectus supplement and the attached prospectus from their date of filing. Any statement contained in this prospectus supplement or the attached prospectus or in a document incorporated by reference is modified or superseded for purposes of this prospectus supplement and the attached prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the attached prospectus.

     On request and without charge, we will provide anyone who receives a copy of this prospectus supplement and the attached prospectus with a copy of any or all of the documents incorporated in this prospectus supplement and the attached prospectus by reference. Written or telephone requests for such copies should be directed to our principal office: Atlas Air, Inc., 538 Commons Drive, Golden, Colorado 80401 Attention: Chief Financial Officer (telephone (303) 526-5050).

                                    SUMMARY

     The following summary highlights selected information from this prospectus supplement and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement in its entirety. References in this prospectus supplement to "we," "us," "our," or the "Company" refer to Atlas Air, Inc. and its subsidiaries. In addition, references to "747-400 aircraft" in this prospectus supplement means the Boeing 747-400F freighter aircraft. The term "you" refers to prospective investors in our common stock.

                                  THE COMPANY

     We are the world's largest air cargo outsourcer, with a fleet of all Boeing 747 freighter aircraft that comply with Stage 3 Federal Aviation Administration noise regulations. We provide reliable airport-to-airport cargo transportation services throughout the world to major international air carriers generally under three- to five-year fixed-rate U.S. dollar denominated contracts which typically require that we supply aircraft, crew, maintenance and insurance ("ACMI Contracts"). Our customers currently include some of the world's leading air carriers, including Alitalia, China Airlines Ltd., China Southern Airlines, Korean Airlines and Malaysian Airlines. We provide efficient, cost effective service to our customers primarily as a result of our productive work force, the outsourcing of a significant part of our regular maintenance work on a long-term, fixed-cost contractual basis and the advantageous cost economies realized in the operation of our fleet, comprised solely of Boeing 747 aircraft which are configured for service in long-haul cargo operations.

COMPETITIVE STRENGTHS

     We believe that our leading market position and our continued opportunities for growth are directly attributable to the following competitive strengths:

Boeing 747 aircraft

     Our fleet currently includes 22 Boeing 747-200 and 12 Boeing 747-400 freighter aircraft in service. Our utilization of Boeing 747 aircraft provides significant marketing advantages because these aircraft, relative to most other cargo aircraft that are commercially available, have higher maximum payload and cubic capacities, and longer range. The uniformity of our current Boeing 747-200 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. The new 747-400 aircraft have greater operational capabilities than the 747-200 aircraft and will allow us to maintain our low cost structure despite their higher acquisition cost. The new aircraft's lower maintenance requirements will provide a higher level of operational reliability with lower maintenance costs during the early years of operation, typically for at least five years. In addition, our acquisition of 12 747-400 freighter aircraft makes us one of the largest operators of this aircraft type to date and will enable us to capitalize on economies of scale from the standardization in maintenance and crew training.

Long-term customer contracts

     Our ACMI Contracts, which accounted for approximately 97% of our total operating revenues in 1999, typically require our customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of three to five years, subject in certain limited cases to early termination provisions. These contracts typically require us to supply aircraft, crew, maintenance and insurance, while our customers generally bear all other operating expenses, including:

     - fuel and fuel servicing;

     - marketing costs associated with obtaining cargo;

     - airport cargo handling;

     - landing fees;

     - ground handling, aircraft push-back and de-icing services; and

     - specific cargo and mail insurance.

Our customers are also responsible under these contracts for utilizing the cargo capacity of each of the contracted aircraft. Therefore, our ACMI Contracts minimize the load factor risk, yield risk and fuel cost risk traditionally associated with the air cargo business and provide a minimum annual revenue base and more predictable profit margins. All of our revenues, and most of our costs, under ACMI Contracts are in U.S. dollars, thus avoiding currency risks normally associated with international business.

Low cost structure

     We have established ourself as a low cost, efficient and reliable provider of air cargo transportation. This is primarily due to the outsourcing of many of our required services, the advantageous economies of scale realized from the operation of a standardized fleet of long-haul Boeing 747 aircraft, and our productive work force. The uniformity of the 747 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. In particular, we have advantageous, long-term contracts on a fixed cost per flight hour basis with leading maintenance providers such as General Electric, KLM Royal Dutch Airlines, Lufthansa Technik and MTU Maintenance Hanover for a significant portion of our on-going aircraft and engine maintenance requirements. As a result of these efficiencies, our high service standards and increased airline industry pressure to reduce costs, our airline customers have determined that outsourcing portions of their air cargo business to us can be significantly less costly and offer greater operational flexibility than expanding their cargo operations by purchasing additional aircraft and adding other resources such as personnel and systems.

GROWTH STRATEGY

     The key elements of our growth strategy are as follows:

Expand our fleet to meet customer demand

     Strong customer demand and the implementation of Stage 3 noise regulations by the FAA have combined to create a shortage in the supply of aircraft suitable for air cargo services. The noise regulations have forced many of our competitors to downsize their fleets, reduce the capacity utilized on their fleets and/or to ground a number of aircraft. We will continue to increase the size of our fleet to meet our customers' growing demand for our services. As we have done in the past, we anticipate expanding our current fleet by purchasing or leasing used aircraft from air cargo and passenger airlines. In addition, we will continue to consider the purchase of new aircraft and the exercise of options to purchase new aircraft.

Increase business from our existing customer base and pursue new customers

     We have successfully increased our customer base from a single customer in 1992 to 11 full time, and several short-term and seasonal customers in 2000. The growth in the number of customers is a result of our ability to provide high-quality, cost-effective service which has gained acceptance within the industry due to our successful market development efforts. The addition of the 747-400 aircraft provides us with the opportunity to increase our market share by offering this product to our existing 747-200 customers who need a capacity upgrade, and to new and existing customers who need the greater payload, extended range and operational reliability of the 747-400, but for whom the purchase of a limited number of 747-400 freighter aircraft would not be cost-effective. In addition, the 747-400 aircraft gives us growth opportunities with new customers who choose to utilize only new or relatively new aircraft or are restricted by local regulations limiting the operation of older aircraft. In addition to the increased demand for the 747-400 aircraft we believe that there will be continued demand for our 747-200 aircraft from customers who do not need the extended range of a 747-400 aircraft.

Continue international expansion

     We presently provide air cargo services to the high-growth Asian and Pacific Rim markets from the United States and Europe, as well as from the United States to South America. We intend to pursue expansion opportunities, particularly in China, Hong Kong, South America and Eastern Europe. In addition, we are seeking to enter new markets with significant growth potential, particularly Japan and other areas in Australasia. Competition for access to many of these markets is fierce, and access to a country usually requires reciprocal access for carriers from that country. Because of the demand for access to the U.S. market, we believe that our status as a U.S. certified carrier, with the U.S. operating authorities, landing slots and expertise necessary for U.S. access already established, positions us well to enter these markets.

                              RECENT DEVELOPMENTS

     In May 2000, we announced that we entered into a purchase contract to acquire two Boeing 747-300 combi aircraft from VARIG, S.A. Each VARIG aircraft will be converted from combi to full freighter configuration by Boeing prior to their placement into service, which is anticipated to occur during the fourth quarter of 2000. After their conversion, these aircraft will be operationally equivalent to the Boeing 747-200 aircraft in our fleet.

                                  THE OFFERING

Common stock offered
  by us .....................   3,000,000 shares

Common stock offered by
  selling shareholders.......   2,200,000(a)

Common stock to be
  outstanding after the
  offering...................   37,672,575 shares(b)

Use of proceeds..............   We expect to use the net proceeds from this
                                offering for the repayment of debt and other
                                general corporate purposes. See "Use of
                                Proceeds."
---------------
(a) Excludes 780,000 shares of common stock issuable by one of the selling shareholders upon exercise of the over-allotment option granted to the underwriters of this offering.

(b) Based on shares outstanding as of May 11, 2000. Excludes 1,882,552 shares issuable upon exercise of options outstanding as of May 11, 2000 and an additional 396,335 shares reserved for issuance under the Company's various equity plans. In addition, we have proposed an amendment to increase the number of shares reserved for issuance under our option plans by 2,000,000 shares. This proposal will be voted upon at our annual meeting of shareholders in June 2000.
                            ------------------------

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain factors that should be considered by you before investing in the shares being sold in this offering.

               SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The summary financial data presented below have been derived from our consolidated financial statements. The data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 were derived from our audited consolidated financial statements and related notes, and other financial information incorporated herein. The data for the three months ended March 31, 1999 and 2000 were derived from our unaudited consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth herein. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto, which are incorporated herein.

                                                                                           THREE MONTHS
                                               YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                -----------------------------------------------------   -------------------
                                  1995       1996       1997       1998       1999        1999       2000
                                --------   --------   --------   --------   ---------   --------   --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Total operating revenues......  $171,267   $315,659   $401,041   $422,238   $ 637,081   $137,839   $166,412
Operating expenses:
Flight crew salaries and
  benefits....................    14,584     25,020     30,153     35,549      48,064     11,361     14,182
Other flight-related
  expenses....................    12,361     27,404     28,784     34,712      52,521     10,829     13,985
Maintenance...................    42,574     84,305    123,820     96,636     131,189     30,271     33,645
Aircraft and engine rentals...    22,902     27,341     31,644     14,616      51,173     11,505     16,956
Fuel and ground handling......     5,027     10,554     10,816      8,714      19,545      3,075      5,247
Depreciation and
  amortization................    14,793     25,515     42,945     59,082      78,379     19,167     22,738
Other.........................    16,352     27,457     49,777     37,080      68,721     14,924     16,483
Write-off of capital
  investment and other........        --         --     27,100         --          --         --         --
                                --------   --------   --------   --------   ---------   --------   --------
Total operating expenses......   128,593    227,596    345,039    286,389     449,592    101,132    123,236
Operating income..............    42,674     88,063     56,002    135,849     187,489     36,707     43,176
Other income (expense):
Interest income...............     2,025      7,102      7,365     12,603      20,006      4,574      6,208
Interest expense..............   (18,460)   (35,577)   (52,834)   (74,901)   (108,660)   (24,888)   (29,987)
                                --------   --------   --------   --------   ---------   --------   --------
                                 (16,435)   (28,475)   (45,469)   (62,298)    (88,654)   (20,314)   (23,779)
                                --------   --------   --------   --------   ---------   --------   --------
Income before income taxes,
  extraordinary items and
  cumulative effect of a
  change in accounting
  principle...................    26,239     59,588     10,533     73,551      98,835     16,393     19,397
Provision for income taxes....    (8,408)   (21,750)    (3,844)   (27,334)    (37,556)    (6,147)    (7,378)
                                --------   --------   --------   --------   ---------   --------   --------
Income before extraordinary
  items and cumulative effect
  of a change in accounting
  principle...................    17,831     37,838      6,689     46,217      61,279     10,246     12,019
Extraordinary items:
  Gain from extinguishment of
    debt, net of applicable
    taxes of $9,622(1)........        --         --     16,740         --          --         --         --
  Loss from extinguishment of
    debt, net of applicable
    tax benefit of
    $3,872(2).................        --         --         --         --      (6,593)    (6,593)        --
Cumulative effect of a change
  in accounting principle:
  Write-off of start-up costs,
    net of applicable tax
    benefit of $850(3)........        --         --         --         --      (1,416)    (1,416)        --
                                --------   --------   --------   --------   ---------   --------   --------
Net income....................  $ 17,831   $ 37,838   $ 23,429   $ 46,217   $  53,270   $  2,237   $ 12,019
                                ========   ========   ========   ========   =========   ========   ========

                                                                                           THREE MONTHS
                                               YEAR ENDED DECEMBER 31,                    ENDED MARCH 31,
                                 ----------------------------------------------------   -------------------
                                   1995       1996       1997       1998       1999       1999       2000
                                 --------   --------   --------   --------   --------   --------   --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
Basic earnings per share(4):

  Income before extraordinary
    items and cumulative effect
    of a change in accounting
    principle..................  $   0.71   $   1.17   $   0.20   $   1.37   $   1.79   $   0.30   $   0.35
  Net income...................  $   0.71   $   1.17   $   0.70   $   1.37   $   1.56   $   0.07   $   0.35
  Weighted average common
    shares outstanding during
    the period.................    25,174     32,254     33,675     33,675     34,245     33,950     34,418
Diluted earnings per share(4):
  Income before extraordinary
    items and cumulative effect
    of a change in accounting
    principle..................  $   0.71   $   1.16   $   0.20   $   1.37   $   1.77   $   0.30   $   0.35
  Net income...................  $   0.71   $   1.16   $   0.69   $   1.37   $   1.54   $   0.07   $   0.35
  Weighted average common
    shares outstanding during
    the period.................    25,278     32,523     33,803     33,841     34,500     34,327     34,608
OPERATING DATA:
Total block hours flown(5).....    33,265     59,445     75,254     76,276    109,608     23,931     29,193
Revenue per block hour.........  $  5,149   $  5,310   $  5,329   $  5,536   $  5,812   $  5,760   $  5,700
Average aircraft operated(6)...       7.7       14.7       19.5       19.6       29.0       27.0       30.5
Total aircraft (at end of
  period)......................        10         17         17         27         31         28         32

                                                                        MARCH 31, 2000
                                                              -----------------------------------
                                                                    ACTUAL         AS ADJUSTED(7)
                                                              ------------------   --------------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:

Cash, cash equivalents and short-term investments...........      $  390,175         $  355,163
Working capital.............................................         258,832            257,524
Total assets................................................       2,180,333          2,260,041
Long-term debt, net of current portion(8)...................       1,314,605          1,431,746
Other liabilities...........................................         188,212            114,101
Stockholders' equity........................................         371,087            473,702

---------------
(1) In May 1997, we recognized an extraordinary gain, net of applicable taxes of $9,622, as a result of the extinguishment of a portion of our debt.
(2) In January 1999, we recognized an extraordinary loss, net of applicable tax benefit of $3,872, as a result of the redemption of the 12 1/4% Pass Through Trust Certificates due 2002.
(3) In the first quarter of 1999, we recorded a one-time charge of approximately $1,416, net of an applicable tax benefit of $850, associated with the write-off of start-up costs related to the introduction of new Boeing 747-400 freighter aircraft into our fleet, as required upon adoption of SOP 98-5 (as defined).
(4) As adjusted to reflect the 3-for-2 stock split for shareholders of record as of January 25, 1999.
(5) Total block hours flown for an aircraft represents the elapsed time from the moment the aircraft first moves at the point of origin to the time it comes to rest at its destination.
(6) Average aircraft operated represents the total number of aircraft operated during each day of a given period divided by the number of days in such period.
(7) Adjusted to give effect to the restructuring of debt pursuant to the Aircraft Credit Facility and the AFL term loans effected on April 25, 2000, the refinancing of one Boeing 747-200 aircraft and the purchase of two 747-400 aircraft in April 2000 and to this offering and the application of the proceeds thereof assuming a public offering price of $36 1/8 per share.
(8) The 1998 EETCs (as defined) are not direct obligations of, or guaranteed by, us and therefore are not included in our consolidated financial statements. We entered into leveraged lease transactions with respect to four of the five 747-400 aircraft delivered in 1998. We took ownership of one such aircraft and the corresponding 1998 EETCs reverted to a direct obligation of the Company.

    The 1999 EETCs (as defined) are not direct obligations of, or guaranteed by, us and therefore are not included in our consolidated financial statements. We entered into a leveraged lease transaction of one of the four Boeing 747-400 aircraft delivered in 1999 and a sale-leaseback transaction of another aircraft delivered in 1999. We took ownership of the two other aircraft delivered in 1999 and issued the corresponding equipment notes, which are direct obligations of the Company. In addition, we took ownership of one aircraft delivered in 2000 which was financed using proceeds from the 1999 EETC offering and issued the corresponding equipment notes, which are direct obligations of the Company.

    The 2000 EETCs (as defined) are not direct obligations of, or guaranteed by, us and therefore are not included in our consolidated financial statements. We took ownership of two Boeing 747-400 aircraft delivered in 2000 which were financed using proceeds from the 2000 EETC offering and issued the corresponding equipment notes, which are direct obligations of the Company.

                                  RISK FACTORS

     You should consider the following risk factors as well as other information contained in this prospectus supplement before making a decision to invest in the common stock being sold in this offering.

RISK FACTORS RELATING TO OUR BUSINESS

DEPENDENCE ON SIGNIFICANT CUSTOMERS; GEOGRAPHIC CONCENTRATION -- The loss of a significant customer, or political and economic instability in the markets we serve, may adversely affect our business.

     In 1999, China Airlines accounted for approximately 26% of our total operating revenues, and no other customer accounted for 10% or more of our total operating revenues. We believe that our relationships with our customers are mutually satisfactory, as evidenced by the fact that we have renewed and, in certain cases, added a significant number of ACMI Contracts with our existing customers. However, there can be no assurance that any of our ACMI Contracts will be renewed upon their expiration. The scheduled termination dates for the current long-term ACMI Contracts range from 2001 to 2004. See "Business -- ACMI Contracts." The failure to renew any of our ACMI Contracts, or the renewal of any of our ACMI Contracts on less favorable terms, could have a material adverse effect on our results of operation. Additionally, we have concentrated a significant percentage of our resources in routes between the United States and Asia and the Pacific Rim and between Europe and Asia and the Pacific Rim. Any economic decline or any military or political disturbance in these areas of the world might prevent or interfere with our ability to provide service to our Asian and Pacific Rim destinations and could have a material adverse effect on our results of operation.

COMPETITION -- The market for air cargo services is highly competitive. If we do not successfully compete, our profits will suffer.

     A number of airlines, including Lufthansa Cargo AG, currently provide services for themselves and for others, similar to the services we offer and new airlines may be formed that would also compete with us. Such airlines may have substantially greater financial resources than we do. In addition, certain retail air freight companies, such as Evergreen International, compete with us on a limited, indirect basis, generally outside of the ACMI Contract operating structure. We believe that the most important elements for competition in the air cargo business are the range, payload and cubic capacities of the aircraft and the price, flexibility, quality and reliability of the cargo transportation service. Our ability to achieve our strategic plan depends upon our success in convincing major international airlines that outsourcing some portion of their air cargo business remains more cost-effective than undertaking cargo operations with their own incremental capacity and resources and upon our ability to continue to obtain higher ACMI Contract rates in connection with the 747-400 aircraft compared to those currently obtained in connection with existing 747-200 aircraft.

EMPLOYEE LITIGATION -- An adverse ruling in an appeal filed by the union now representing our pilots may increase our cost of doing business.

     In April 1999, we received notification from the National Mediation Board (the "NMB") that our crew members voted for representation by the Air Line Pilots Association ("ALPA"). We expect our labor costs to decline initially since our profit sharing plan (the "Profit Sharing Plan") excludes from the category of eligible employees, those employees who have been certified by the NMB for representation. In response to ALPA's claims that such an exclusion violates the Railway Labor Act, on May 6, 1999, we filed an action in the United States District Court for the District of Columbia (the "District Court") seeking a declaratory judgment confirming, inter alia, the enforceability of the Profit Sharing Plan's exclusion. On May 10, 1999, ALPA filed a counterclaim in that action, alleging that the exclusion of its members from the Profit Sharing Plan violates the Railway Labor Act, and seeking restoration of profit sharing pay. In October 1999, the District Court entered a summary judgment in our favor ruling that we did not violate the Railway Labor Act when we eliminated crew members' participation in the Profit Sharing Plan following ALPA's certification as the crew members' collective bargaining agent. In addition, the District Court dismissed all other claims in the case. ALPA has subsequently filed an appeal of the District Court's decision. An adverse outcome in this appeal may increase our cost of doing business.

OPERATIONS DEPENDENT UPON LIMITED FLEET -- In the event one or more of our aircraft were to be lost or out of service for an extended period of time, we may have difficulty fulfilling our obligations under one or more of our ACMI Contracts.

     Each of our aircraft is typically dedicated to the service of one or more ACMI Contracts. Although we utilize spare aircraft, in the event one or more of our aircraft were to be lost or out of service for an extended period of time, we may have difficulty fulfilling our obligations under one or more of our ACMI Contracts. While we believe that our insurance coverage is sufficient to cover the replacement cost of an aircraft, there can be no assurance that suitable replacement aircraft could be located or that, if located, we could contract for the services of such an aircraft without undertaking substantial costs. While we carry aircraft hull physical damage and third party liability insurance, any extended interruption of our operations due to the loss of an aircraft could have a material adverse effect on our results of operation.

AGING AIRCRAFT -- The maintenance and governmental compliance costs associated with older aircraft may adversely affect our profitability. The costs of complying with Directives and Service Bulletins for our Boeing 747-200 aircraft could be substantial.

     Our fleet currently includes 22 Boeing 747-200 aircraft in service, all of which were manufactured between 1974 and 1986. Manufacturer Service Bulletins and the FAA Airworthiness Directives issued under its "Aging Aircraft" program cause Boeing 747-200 aircraft operators to be subject to extensive aircraft examinations and require Boeing 747-200 aircraft to undergo structural inspections and modifications to address problems of corrosion and structural fatigue at specified times. For instance, in November 1994, Boeing issued Nacelle Strut Modification Service Bulletins which have been converted into Directives by the FAA. All of our Boeing 747-200 aircraft have been brought into compliance with such Directives. Other Directives have been issued that require inspections and minor modifications to Boeing 747-200 aircraft. It is possible that additional Service Bulletins or Directives applicable to the types of aircraft or engines included in our fleet could be issued in the future. The cost of compliance with Directives and of following Service Bulletins cannot currently be estimated, but could be substantial.

UTILIZATION OF FUTURE AIRCRAFT -- If we fail to contract for the use of additional aircraft as they become available our profitability will be harmed.

     We have not yet finalized long-term ACMI Contracts for the two 747-300 aircraft scheduled to be delivered in 2000. The failure to generate adequate revenue from new aircraft pending the commencement of and service under ACMI Contracts, or the failure to secure ACMI Contracts for such aircraft as well as the aircraft currently in service in our fleet, could have a material adverse effect on our results of operation. See "Business -- Aircraft."

REGULATORY MATTERS -- We are subject to continued compliance with governmental regulations and authorities. Failure to comply with relevant rules and regulations would adversely affect our business.

     Under the Federal Aviation Act of 1958, as amended and recodified at 49 U.S.C. Subtitle VII (the "Aviation Act"), the Department of Transportation ("DOT") and the FAA exercise regulatory authority over us. We have obtained the necessary authority to conduct flight operations, including a Certificate of Public Convenience and Necessity (a "CPCN") from the DOT and an Air Carrier Operating Certificate from the FAA; however, the continuation of such authority is subject to our continued compliance with applicable statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. All air carriers are subject to strict scrutiny and inspection by FAA officials and to the imposition of new regulatory requirements that can negatively affect their operations. We are considered to be a high-growth carrier by the FAA and, therefore, receive heightened attention by the FAA and DOT. FAA approval is required for each of our long-term ACMI Contracts and DOT approval is required for each of our long-term ACMI Contracts with foreign air carriers. In addition, FAA approval is required for each of our short-term seasonal ACMI Contracts. In order to provide service to foreign points, we must also obtain permission for such operations from the applicable foreign governments and certain airport authorities. See "Business -- Governmental Regulation." Moreover, in some instances, ACMI Contracts are subject to prior and/or periodic approvals of foreign governments, whose decisions can be affected by ongoing negotiations and relations with the United States. For example, a recent ruling by an aviation agency of the British government concluded that one of our two long term wet-leases of a 747-400 freighter aircraft to British Airways no longer meets the "exceptional circumstances" exception necessary for their operating approval due to changed market conditions in the United Kingdom. The adoption or enforcement of similar rules by other countries could adversely affect our business. Failure to obtain FAA, DOT and/or foreign approvals could have a material adverse effect on our results of operation. In addition, DOT regulates the transportation of hazardous materials by air cargo carriers. Although customers are required to label shipments that contain hazardous materials, customers may not inform us when their cargo includes hazardous materials. Although we have never had such an incident, the transportation of unmanifested hazardous materials could result in fines, penalties, banning hazardous materials from our aircraft for a period of time, possible damage to our aircraft or other liability.

CONTROL BY PRINCIPAL SHAREHOLDER -- We have a single shareholder with a controlling interest in our company, who can determine the outcome of all matters to be voted upon by the shareholders.

     As of May 11, 2000 Michael A. Chowdry, the founder, Chief Executive Officer, President and Chairman of the Board of Directors of the Company, beneficially owned approximately 56.4% of our outstanding common stock. As a result, Mr. Chowdry is able to direct and control our policies, including the election of directors, mergers, sales of assets and other such transactions. After the offering, assuming there is no exercise of the underwriters over-allotment option, Mr. Chowdry will beneficially own 46.5% of our outstanding common stock.

DEPENDENCE UPON KEY MANAGEMENT PERSONNEL -- Our executive officers and key employees are critical to our business. These officers and key personnel may not remain with Atlas and their loss may harm our operations.

     We believe that our success in acquiring ACMI Contracts and managing our operations will depend substantially upon the continued services of many of our present executive officers. The loss of the services of any of such persons could have a material adverse effect on our business. We have employment agreements with such officers, which are generally terminable at any time by either party.

SEASONALITY OF CUSTOMERS' CARGO OPERATIONS -- Seasonal fluctuations in revenue may result in a reduction of available working capital.

     The cargo operations of our airline customers are seasonal in nature, with peak activity traditionally in the second half of the year, and with a significant decline occurring in the first quarter. As a result, our revenues typically decline in the first quarter of the year as our minimum contractual aircraft utilization level temporarily decreases. Our ACMI Contracts typically allow our customers to cancel a maximum of 5% of the guaranteed hours of aircraft utilization over the course of a year. Our customers most often exercise such cancellation options early in the first quarter of the year, when the demand for air cargo capacity has been historically low or following the seasonal holiday peak in the latter part of the fourth quarter.

ABILITY TO SERVICE DEBT -- We have substantial indebtedness and may not be able to service our debt. This indebtedness could harm our competitive position.

     We are highly leveraged. As of March 31, 2000, our total long term debt outstanding, net of current portion, was approximately $1.3 billion. Our high degree of leverage could have important consequences to prospective investors, including the following:

     - our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be diminished in the future;

     - a substantial portion of our cash flow from operations will be required for the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for our operations and other purposes;

     - we may be substantially more leveraged than some of our competitors, which may place us at a competitive disadvantage; and

     - our substantial degree of leverage may hinder our ability to adjust rapidly to changing market conditions and could make us more vulnerable in the event of a downturn in our business or general economic conditions.

     Our ability to make scheduled payments of the principal of, or to pay interest on, or to refinance, our indebtedness and to make scheduled payments under our lease obligations depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. There can be no assurance, however, that our business will continue to generate sufficient cash flow from operations in the future to service our debt. If unable to do so, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing or that any such sale of assets or additional financing would be possible on favorable terms.

RESTRICTIONS IMPOSED BY TERMS OF OUR INDEBTEDNESS -- If we do not comply with the restrictive covenants contained in our debt instruments it may result in an event of default.

     Certain of our debt instruments limit our ability to undertake certain transactions. These debt instruments restrict our ability to:

     - incur additional indebtedness;

     - incur liens, pay dividends or make other restricted payments;

     - consummate asset sales;

     - enter into transactions with affiliates;

     - impose restrictions on the ability of a subsidiary to pay dividends or make certain payments to us;

     - merge or consolidate with any other person; or

     - sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

     In addition, certain of our other debt instruments contain other more restrictive financial and operating covenants. Our ability to meet such financial ratios and tests may be affected by events beyond our control. We cannot assure you that we will meet such tests. A breach of any of these covenants could result in a default under certain debt instruments. In an event of default under the various debt instruments, the lenders could elect to declare all amounts outstanding, together with accrued interest, to be immediately due and payable. If we are unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure that indebtedness. If our lenders accelerate the payment of indebtedness, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness.

RISK FACTORS RELATING TO THE COMMON STOCK AND THE OFFERING

OWNERSHIP AND VOTING BY FOREIGN OWNERS -- We have significant restrictions on foreign ownership of our voting stock and voting of our stock by foreign owners.

     Under applicable regulatory restrictions, no more than 25% of our voting stock can be owned and controlled, directly or indirectly, by persons who are not United States citizens. Our restated certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not United States citizens unless such shares are registered on a separate stock record.

ANTI-TAKEOVER PROVISIONS; PREFERRED STOCK -- Provisions in our charter documents may deter a third party from acquiring us.

     Our restated certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. Our board of directors could use the preferred stock as a means to delay, defer or prevent a takeover attempt that a stockholder might consider in our best interest. In addition, certain provisions of Delaware law and our restated certificate of incorporation and restated bylaws might impede a merger, consolidation, takeover or other business combination involving us, as well as specified transactions with an interested stockholder.

SHARES ELIGIBLE FOR FUTURE SALE -- Future sales of our stock, or the prospect that sales may occur could adversely affect our stock price.

     As of May 11, 2000, after giving effect to the completion of the offering, we will have outstanding 37,672,575 shares of common stock, without taking into account any shares issuable upon the exercise of outstanding options. 20,208,260 of these shares will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. The remaining shares of common stock beneficially owned by Mr. Chowdry will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144 under the Securities Act. We and our executive officers and directors have agreed, subject to certain exceptions, not to: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

(2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise) for a period of 90 days after the date of this prospectus supplement (180 days for selling shareholders) without the prior written consent of Morgan Stanley & Co. Incorporated. In addition, during such period, we have also agreed not to file any registration statement with respect to, and our executive officers and directors have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Morgan Stanley & Co. Incorporated. Sales of substantial numbers of shares of common stock in the public market could adversely affect the market price of the common stock.

     In addition to the shares described above, at May 11, 2000, options to purchase an aggregate of 1,882,552 shares of common stock were outstanding. An aggregate of an additional 396,335 shares of common stock have been reserved for issuance under our existing option plans. In addition, we have proposed an amendment to increase the number of shares reserved for issuance under our option plans by 2,000,000 shares. This proposal will be voted upon at our annual meeting of shareholders in June 2000. We have registered under the Securities Act all shares of common stock issuable upon exercise of such options. Shares of common stock issued upon exercise of options will be immediately available for sale in the public market, subject to the volume limitations of Rule 144 under the Securities Act applicable to our affiliates.

POSSIBLE VOLATILITY OF STOCK PRICE -- The market price of our common stock could decline below the public offering price.

     The trading price of our common stock has increased substantially since our initial public offering in August 1995, although it has been subject to wide fluctuations in response to a variety of factors, including quarterly variations in operating results, market conditions in the air cargo industry, comments or recommendations issued by analysts who follow us, our competitors or the air cargo industry and general economic and market conditions. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies whose shares are traded. Market fluctuations may adversely affect the market price of our common stock. The market price of our common stock could continue to be subject to significant fluctuations in response to our operating results and other factors and there can be no assurance that the market price of our common stock will not decline below the public offering price.

                                USE OF PROCEEDS

     The net proceeds to us from the sale of the 3,000,000 shares of our common stock offered hereby after deducting the underwriting discount and estimated offering expenses payable by us, are estimated to be $102,727,187 assuming a public offering price of $36 1/8 per share. We will not receive any proceeds from the sale of shares of common stock by the selling shareholders. We expect to use the net proceeds from this offering for the repayment of certain debt and for general corporate purposes as follows:

                                                       WEIGHTED AVERAGE      MATURITY
LONG-TERM DEBT                                         INTEREST RATE (1)       DATE
--------------                                         -----------------    ----------
Aircraft Credit Facility                                     7.88%          March 2005
AFL III Term Loan Facility                                   8.01%          April 2006
Other secured aircraft indebtedness                          9.74%(1)        various

---------------
(1) The weighted average interest rates are with respect to the portion of long-term debt expected to be repaid with these proceeds.

     See Capitalization table for Actual amounts and As Further Adjusted amounts as of March 31, 2000.

                                 CAPITALIZATION

     The following table sets forth our capitalization at March 31, 2000 (1) on an actual basis, (2) as adjusted to reflect the restructuring of debt pursuant to the Aircraft Credit Facility and the AFL term loans effected on April 25, 2000, the refinancing of one Boeing 747-200 aircraft and the purchase of two 747-400 aircraft in April 2000 and (3) as further adjusted to give effect to the sale of 3,000,000 shares of common stock offered by us (at an assumed public offering price of $36 1/8 per share) and after deducting the underwriting discounts and commissions and other estimated expenses of this offering and the receipt of the net proceeds. The information below is unaudited and should be read in conjunction with the consolidated financial statements, including the notes thereto, incorporated by reference herein.

                                                                     MARCH 31, 2000
                                                         ---------------------------------------
                                                                     (IN THOUSANDS)
                                                                                      AS FURTHER
                                                           ACTUAL      AS ADJUSTED     ADJUSTED
                                                         ----------    -----------    ----------
Current portion of long-term debt......................  $  112,541    $   87,417     $   78,837
                                                         ==========    ==========     ==========
Long-term debt, net of current portion:
    Aircraft Credit Facility...........................     101,928        56,916         21,037
    AFL Term Loan Facility.............................     117,800            --             --
    AFL II Term Loan Facility..........................     117,800            --             --
    AFL III Term Loan Facility.........................          --       280,080        256,834
    Senior Notes due 2005..............................     150,000       150,000        150,000
    Senior Notes due 2008..............................     174,798       174,798        174,798
    Senior Notes due 2006..............................     150,000       150,000        150,000
    EETC Equipment Notes...............................     399,363       587,730        587,730
    Other secured aircraft indebtedness................     102,107       122,833         90,538
    Other indebtedness.................................         809           809            809
                                                         ----------    ----------     ----------
         Total long-term debt, net of current
           portion(1)..................................   1,314,605     1,523,166      1,431,746
                                                         ----------    ----------     ----------
Stockholders' equity:
    Preferred stock, $1 par value; 10,000,000 shares
      authorized; no shares issued.....................          --            --             --
    Common stock, $0.01 par value; 50,000,000 shares
      authorized; 34,542,407 shares (actual) 37,742,775
      shares (as further adjusted) issued(2)...........         345           345            377
    Additional paid-in capital.........................     198,956       198,956        301,780
    Retained earnings..................................     174,239       174,144        173,998
    Deferred compensation -- Restated Stock............        (842)         (842)          (842)
    Treasury stock, at cost; 78,244 shares.............      (1,611)       (1,611)        (1,611)
                                                         ----------    ----------     ----------
         Total stockholders' equity....................     371,087       370,992        473,702
                                                         ----------    ----------     ----------
             Total capitalization......................  $1,685,692    $1,894,158     $1,905,448
                                                         ==========    ==========     ==========

---------------

(1) Total long-term debt does not reflect other liabilities, which consist of deferred aircraft obligations and net deferred credits.

(2) Excludes 1,882,552 shares of the Company's common stock issuable pursuant to options outstanding at March 31, 2000 (as adjusted to reflect stock option grants through May 11 and this offering); and 396,335 shares reserved for future issuance pursuant to the Company's stock option and purchase plans. In addition, we have proposed an amendment to increase the number of shares reserved for issuance under our option plans by 2,000,000 shares. This proposal will be voted upon at our annual meeting of shareholders in June 2000.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     In November 1997, our common stock commenced trading on the New York Stock Exchange ("NYSE") under the symbol "CGO." Prior to that, our common stock traded on the Nasdaq National Market under the trading symbol "ATLS." The approximate number of shareholders of record at May 11, 2000 was 324.

     In January 1999, we declared a 3-for-2 stock split for shareholders of record as of January 25, 1999 which was effected on February 8, 1999 (the "Stock Split"). The following table sets forth for the periods indicated the high and low bid quotations, as quoted by the NYSE. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. These amounts are approximate as a result of their restatement to reflect the Stock Split.

                                                                HIGH            LOW
                                                              ---------      ---------
YEAR ENDED DECEMBER 31, 1998
     First Quarter..........................................  $22 21/32      $14 15/32
     Second Quarter.........................................  27 9/16        20 7/8
     Third Quarter..........................................  25 21/32       14 1/16
     Fourth Quarter.........................................  32 5/8         15 15/32
YEAR ENDED DECEMBER 31, 1999
     First Quarter..........................................  34 15/16       26 1/2
     Second Quarter.........................................  34             24 3/4
     Third Quarter..........................................  36             18 7/8
     Fourth Quarter.........................................  28 1/4         19 1/16
YEAR ENDED DECEMBER 31, 2000
     First Quarter..........................................  31             22 1/8
     Second Quarter (through May 11)........................  37 3/16        25 5/16

     We have not declared any cash dividends and do not plan to do so in the foreseeable future. The agreements governing our outstanding indebtedness in certain circumstances may restrict us from paying dividends or making other distributions on our common stock.

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

     The selected consolidated financial data presented below have been derived from our consolidated financial statements. The data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 were derived from our audited consolidated financial statements and related notes, and other financial information incorporated herein. The data for the three months ended March 31, 1999 and 2000 were derived from our unaudited consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information set forth herein. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto, which are incorporated herein.

                                                                    YEAR                              THREE MONTHS
                                                             ENDED DECEMBER 31,                      ENDED MARCH 31,
                                            ----------------------------------------------------   -------------------
                                              1995       1996       1997       1998       1999       1999       2000
                                            --------   --------   --------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
Total operating revenues..................  $171,267   $315,659   $401,041   $422,238   $637,081   $137,839   $166,412
Operating expenses:
Flight crew salaries and benefits.........    14,584     25,020     30,153     35,549     48,064     11,361     14,182
Other flight-related expenses.............    12,361     27,404     28,784     34,712     52,521     10,829     13,985
Maintenance...............................    42,574     84,305    123,820     96,636    131,189     30,271     33,645
Aircraft and engine rentals...............    22,902     27,341     31,644     14,616     51,173     11,505     16,956
Fuel and ground handling..................     5,027     10,554     10,816      8,714     19,545      3,075      5,247
Depreciation and amortization.............    14,793     25,515     42,945     59,082     78,379     19,167     22,738
Other.....................................    16,352     27,457     49,777     37,080     68,721     14,924     16,483
Write-off of capital investment and
  other...................................        --         --     27,100         --         --         --         --
                                            --------   --------   --------   --------   --------   --------   --------
Total operating expenses..................   128,593    227,596    345,039    286,389    449,592    101,132    123,236
Operating income..........................    42,674     88,063     56,002    135,849    187,489     36,707     43,176
Other income (expense):
Interest income...........................     2,025      7,102      7,365     12,603     20,006      4,574      6,208
Interest expense..........................   (18,460)   (35,577)   (52,834)   (74,901)  (108,660)   (24,888)   (29,987)
                                            --------   --------   --------   --------   --------   --------   --------
                                             (16,435)   (28,475)   (45,469)   (62,298)   (88,654)   (20,314)   (23,779)
                                            --------   --------   --------   --------   --------   --------   --------
Income before income taxes, extraordinary
  items and cumulative effect of a change
  in accounting principle.................    26,239     59,588     10,533     73,551     98,835     16,393     19,397
Provision for income taxes................    (8,408)   (21,750)    (3,844)   (27,334)   (37,556)    (6,147)    (7,378)
                                            --------   --------   --------   --------   --------   --------   --------
Income before extraordinary items and
  cumulative effect of a change in
  accounting principle....................    17,831     37,838      6,689     46,217     61,279     10,246     12,019
Extraordinary items:
  Gain from extinguishment of debt, net of
    applicable taxes of $9,622(1).........        --         --     16,740         --         --         --         --
  Loss from extinguishment of debt, net of
    applicable tax benefit of $3,872(2)...        --         --         --         --     (6,593)    (6,593)        --
  Cumulative effect of a change in
    accounting principle:
  Write-off of start-up costs, net of
    applicable tax benefit of $850(3).....        --         --         --         --     (1,416)    (1,416)        --
                                            --------   --------   --------   --------   --------   --------   --------
Net income................................   $17,831    $37,838    $23,429    $46,217    $53,270     $2,237    $12,019
                                            ========   ========   ========   ========   ========   ========   ========
Basic earnings per share(4):
  Income before extraordinary item and
    cumulative effect of change in
    accounting principles.................     $0.71      $1.17      $0.20      $1.37      $1.79      $0.30      $0.35
  Net income..............................     $0.71      $1.17      $0.70      $1.37      $1.56      $0.07      $0.35
  Weighted average common shares
    outstanding during the period.........    25,174     32,254     33,675     33,675     34,245     33,950     34,418
Diluted earnings per share(4):
  Income before extraordinary item and a
    cumulative effect of change in
    accounting principles.................     $0.71      $1.16      $0.20      $1.37      $1.77      $0.30      $0.35
  Net income..............................     $0.71      $1.16      $0.69      $1.37      $1.54      $0.07      $0.35
  Weighted average common shares
    outstanding during the period.........    25,278     32,523     33,803     33,841     34,500     34,327     34,608
OPERATING DATA:
Total block hours flown(5)................    33,265     59,445     75,254     76,276    109,608     23,931     29,193
Revenue per block hour....................    $5,149     $5,310     $5,329     $5,536     $5,812     $5,760     $5,700
Average aircraft operated(6)..............       7.7       14.7       19.5       19.6       29.0       27.0       30.5
Total aircraft (at end of period).........        10         17         17         27         31         28         32

                                                              DECEMBER 31,     MARCH 31,
                                                                  1999           2000
                                                              ------------   -------------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........   $  473,160     $  390,175
Working capital.............................................      330,281        258,832
Total assets................................................    2,142,370      2,180,333
Long-term debt, net of current portion(7)...................    1,253,084      1,314,605
Other liabilities...........................................      228,075        188,212
Stockholders' equity........................................      357,700        371,087

---------------
(1) In May 1997, we recognized an extraordinary gain, net of applicable taxes of $9,622, as a result of the extinguishment of a portion of our debt.

(2) In January 1999, we recognized an extraordinary loss, net of applicable tax benefit of $3,872, as a result of the redemption of the 12 1/4% Pass Through Trust Certificates due 2002.

(3) In the first quarter of 1999, we recorded a one-time charge of approximately $1,416, net of an applicable tax benefit of $850, associated with the write-off of start-up costs related to the introduction of new Boeing 747-400 freighter aircraft into our fleet, as required upon adoption of SOP 98-5 (as defined).

(4) As adjusted to reflect the 3-for-2 stock split for shareholders of record as of January 25, 1999.

(5) Total block hours flown for an aircraft represents the elapsed time from the moment the aircraft first moves at the point of origin to the time it comes to rest at its destination.

(6) Average aircraft operated represents the total number of aircraft operated during each day of a given period divided by the number of days in such period.

(7) The 1998 EETCs are not direct obligations of, or guaranteed by, us and therefore are not included in our consolidated financial statements. We entered into leveraged lease transactions with respect to four of the five 747-400 aircraft delivered in 1998. We took ownership of one such aircraft and the corresponding 1998 EETCs reverted to a direct obligation of the Company.

    The 1999 EETCs are not direct obligations of, or guaranteed by, us and therefore are not included in our consolidated financial statements. We entered into a leveraged lease transaction of one of the four Boeing 747-400 aircraft delivered in 1999 and a sale-leaseback transaction of another aircraft delivered in 1999. We took ownership of the two other aircraft delivered in 1999 and issued the corresponding equipment notes, which are direct obligations of the Company. In addition, we took ownership of one aircraft delivered in 2000 which was financed using proceeds from the 1999 EETC offering and issued the corresponding equipment notes, which are direct obligations of the Company.

    The 2000 EETCs are not direct obligations of, or guaranteed by, us and therefore are not included in our consolidated financial statements. We took ownership of two Boeing 747-400 aircraft delivered in 2000 which were financed using proceeds from the 2000 EETC offering and issued the corresponding equipment notes, which are direct obligations of the Company.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     The cargo operations of our airline customers are seasonal in nature, with peak activity occurring traditionally in the second half of the year, and with a significant decline occurring in the first quarter. This decline in cargo activity is largely due to the decrease in shipping that occurs following the December and January holiday seasons associated with the celebration of Christmas and the Chinese New Year. Certain customers have, in the past, elected to use that period of the year to exercise their contractual options to cancel a limited number (generally not more than 5% per year) of guaranteed hours with us, and are expected to continue to do so in the future. As a result, our revenues typically decline in the first quarter of the year as our contractual aircraft utilization level temporarily decreases. We seek to schedule, to the extent possible, our major aircraft maintenance activities during this period to take advantage of any unutilized aircraft time.

     The aircraft acquisitions and lease arrangements are described in Note 6 of our December 31, 1999 Consolidated Financial Statements. The timing of when an aircraft enters our fleet can affect not only annual performance, but can make quarterly results vary, thereby affecting the comparability of operations from period to period. In addition, the number of aircraft utilized from period to period as spare or maintenance back-up aircraft may also cause quarterly results to vary.

     The tables below set forth selected financial and operating data for the first quarter of 1999 and 2000 and each of the four quarters of the years ended December 31, 1997, 1998, and 1999 (dollars in thousands).

                                                                1999        2000
                                                              --------    --------
                                                                1ST         1ST
                                                              QUARTER     QUARTER
                                                              --------    --------
Total operating revenues....................................  $137,839    $166,412
Operating expenses..........................................   101,132     123,236
Operating income............................................    36,707      43,176
Other income (expense)......................................   (20,314)    (23,779)
Net income..................................................     2,237(1)   12,019
Block hours.................................................    23,931      29,193
Average aircraft operated...................................      27.0        30.5
Operating margin............................................      26.6%       25.9%

---------------
(1) After extraordinary item and cumulative effect of a change in accounting principle.

                                                      1999
                           ----------------------------------------------------------
                             1ST         2ND         3RD         4TH
                           QUARTER     QUARTER     QUARTER     QUARTER     CUMULATIVE
                           --------    --------    --------    --------    ----------
Total operating
  revenues.............    $137,839    $138,568    $161,896    $198,778     $637,081
Operating expenses.....     101,132      97,461     113,727     137,272      449,592
Operating income.......      36,707      41,107      48,169      61,506      187,489
Other income
  (expense)............     (20,314)    (19,875)    (25,620)    (22,845)     (88,654)
Net income(1)..........       2,237      13,270      14,093      23,670       53,270
Block hours............      23,931      23,861      27,650      34,166      109,608
Average aircraft
  operated.............        27.0        28.4        30.0        30.3         29.0
Operating margin.......        26.6%       29.7%       29.8%       30.9%        29.4%

---------------
(1) Net income is after extraordinary item and cumulative effect of a change in accounting principle for the 1999 Cumulative and 1st Quarter columns.

                                                       1998
                             ---------------------------------------------------------
                               1ST         2ND         3RD         4TH
                             QUARTER     QUARTER     QUARTER     QUARTER    CUMULATIVE
                             --------    --------    --------    --------   ----------
Total operating revenues...  $ 79,634    $ 87,950    $109,189    $145,465    $422,238
Operating expenses.........    58,091      56,432      73,473      98,393     286,389
Operating income...........    21,543      31,518      35,716      47,072     135,849
Other (expense)............   (13,114)    (15,479)    (15,478)    (18,227)    (62,298)
Net income.................     5,310      10,105      12,745      18,057      46,217
Block hours................    15,388      16,828      18,926      25,134      76,276
Average aircraft
  operated.................      17.0        17.7        19.9        23.7        19.6
Operating margin...........      27.1%       35.8%       32.7%       32.4%       32.2%

                                                        1997
                              --------------------------------------------------------
                                1ST         2ND         3RD         4TH
                              QUARTER     QUARTER     QUARTER     QUARTER   CUMULATIVE
                              --------    --------    --------    -------   ----------
Total operating revenues....  $ 82,049    $ 93,902    $104,197    $120,893   $401,041
Operating expenses..........    64,907     104,556      82,464     93,112     345,039
Operating income (loss).....    17,142     (10,654)     21,733     27,781      56,002
Other (expense).............    (9,248)    (10,908)    (11,930)   (13,383)    (45,469)
Net income(1)...............     5,013       3,048       6,225      9,143      23,429
Block hours.................    15,443      17,541      19,937     22,333      75,254
Average aircraft operated...      17.2        19.5        20.4       20.9        19.5
Operating margin
  (deficit).................      20.9%      (11.4)%      20.9%      23.0%       14.0%

---------------
(1) Net income is after extraordinary item for the 1997 Cumulative and 2nd Quarter columns.

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999

     Operating Revenues and Results of Operations.

     Total operating revenues for the quarter ended March 31, 2000 increased to $166.4 million from $137.8 million for the same period in 1999, or approximately 21%. The average number of aircraft in our fleet during the first quarter of 2000 was 30.5 compared to 27.0 during the same period in 1999. Total block hours for the first quarter of 2000 were 29,193 compared to 23,931 for the same period in 1999, an increase of approximately 22%, principally reflecting the increase in the size of our fleet period over period. Revenue per block hour decreased by approximately 1% to $5,700 for the first quarter of 2000 compared to $5,760 for the first quarter of 1999. This was substantially due to additional revenue in the first quarter of 1999 compared to the first quarter of 2000 associated with minimum guarantees provided for in ACMI Contracts, coupled with a lower percentage of non-ACMI flying.

     Our operating results improved by approximately 18% from a $36.7 million operating profit for the first quarter of 1999 to an operating profit of $43.2 million for the first quarter of 2000. Results of operations were favorably impacted by the substantial increase in the size of our fleet and the newer 747-400 freighter aircraft, slightly offset by higher flight crew salaries and benefits, and other flight related expenses period over period. In the first quarter of 1999, we recorded an approximate $6.6 million extraordinary loss net of applicable tax benefit of approximately $3.9 million, from the extinguishment of the $100 million 12 1/4% Equipment Notes due 2002 and a one-time charge of approximately $1.4 million, net of applicable tax benefit of approximately $.9 million, associated with the write-off of start-up costs related to the introduction of new Boeing 747-400 freighter aircraft into our fleet, as required upon adoption of Statement of Position 98-5, "Reporting on the Costs of Start-up Activities." Net income of $10.2 million for the first quarter of 1999, excluding the extraordinary loss and the one-time charge, increased to a net income of $12.0 million for the first quarter of 2000, or approximately 17%.

     Operating Expenses. Our principal operating expenses include flight crew salaries and benefits; other flight-related expenses; maintenance; aircraft and engine rentals; fuel costs and ground handling; depreciation and amortization; and other expenses.

     Flight crew salaries and benefits include all such expenses for our pilot work force. Flight crew salaries and benefits increased to $14.2 million in the first quarter of 2000 compared to $11.4 million in 1999, primarily due to the increase in the number of aircraft in our fleet and aircraft block hours. While actual expenses increased by approximately 25% quarter over quarter, on a block hour basis this expense increased by approximately 2% to $486 per hour for the first quarter of 2000 from $475 per hour for the same period in 1999.

     Other flight-related expenses include hull and liability insurance on our aircraft, crew travel and meal expenses, initial and recurrent crew training costs and other expenses necessary to conduct our flight operations.

     Other flight-related expenses increased to $14.0 million in the first quarter of 2000 from $10.8 million in the first quarter of 1999, or approximately 29%. On a block hour basis, other flight-related expenses increased approximately 6% to $479 per block hour for the first quarter of 2000 from $453 per block hour for the same period in 1999. This increase was primarily due to the impact of added training and travel costs associated with the introduction of four additional new 747-400 freighter aircraft into our fleet in the second and third quarters of 1999 and preparation for the three additional new 747-400 freighter aircraft delivered in 2000.

     Maintenance expenses include all expenses related to the upkeep of the aircraft, including maintenance, labor, parts, supplies and maintenance reserves. The costs of C Checks, D Checks and engine overhauls not otherwise covered by maintenance reserves are capitalized as they are incurred and amortized over the life of the maintenance event. In addition, in January 1995 we contracted with KLM for a significant part of our regular maintenance operations and support on a fixed cost per flight hour basis. In December 1999, we completed negotiations with KLM to terminate the engine portion of this maintenance agreement. Concurrently, we entered into a ten-year maintenance agreement with MTU Maintenance Hanover, a subsidiary of Daimler Chrysler Aerospace, to provide regular maintenance at a fixed rate per flight hour for engines which were previously serviced under the KLM agreement, plus additional engines. Effective October 1996, certain additional aircraft engines were accepted into the GE engine maintenance program, also on a fixed cost per flight hour basis, pursuant to a ten-year maintenance agreement. During 1998, we entered into separate long-term contracts with Lufthansa Technik for the airframe maintenance and with GE for the engine maintenance of the 747-400 freighter aircraft, effective with the introduction of the 747-400 freighter aircraft into our fleet in the second half of 1998.

     Maintenance expense increased to $33.6 million in the first quarter of 2000 from $30.3 million in the same period of 1999, or approximately 11%, primarily due to the increased size of our fleet. On a block hour basis, maintenance expense decreased by approximately 9% in the first quarter of 2000 compared to the first quarter of 1999, primarily reflecting the lower maintenance costs associated with the new 747-400 aircraft.

     Aircraft and engine rentals include the cost of leasing aircraft and spare engines, as well as the cost of short-term engine leases required to replace engines removed from our aircraft for either scheduled or unscheduled maintenance and any related short-term replacement aircraft lease costs.

     Aircraft and engine rentals were $17.0 million in the first quarter of 2000 compared to $11.5 million in the same period of 1999, or an increase of approximately 47%. During the first quarter of 2000, we leased two additional 747-400 freighter aircraft compared to the year earlier period.

     Because of the nature of our ACMI Contracts, our airline customers bear all other operating expenses. As a result, we do not incur fuel and ground handling expenses except when we operate on our own behalf either in scheduled services, for ad hoc charters or for ferry flights. Fuel expenses for our non-ACMI Contract services include both the direct costs of aircraft fuel as well as the cost of delivering fuel into the aircraft. Ground handling expenses for non-ACMI Contract service include the costs associated with servicing our aircraft at the various airports to which we operate.

     Fuel and ground handling costs increased by approximately 71% to $5.2 million for the first quarter of 2000 from $3.1 million for the first quarter of 1999. This was primarily due to increased charter activity and slightly higher fuel prices quarter over quarter.

     Depreciation and amortization expense includes depreciation on aircraft, spare parts and ground equipment, and the amortization of capitalized major aircraft maintenance and engine overhauls. Owned aircraft are depreciated over their estimated useful lives of 20 to 30 years, using the straight-line method and estimated salvage values of 10% of cost.

     Depreciation and amortization expense increased to $22.7 million in the first quarter of 2000 from $19.2 million in the same period of 1999, or approximately 19%. This increase primarily reflected an increase of approximately 17% in owned aircraft for the first quarter of 2000 over the same period in 1999.

     Other operating expenses include salaries, wages, benefits, travel and meal expenses for non-crew members and other miscellaneous operating costs.

     Other operating expenses increased to $16.5 million in the first quarter of 2000 from $14.9 million in the same period of 1999, or approximately 10%, due to additional personnel and other resources required for the expansion of our fleet and operations. On a block hour basis, these expenses decreased to $565 per hour in the first quarter of 2000 from $624 per hour in the same period of 1999, or approximately 9%, primarily due to the 22% increase in block hours quarter over quarter.

     Other Income (Expense). Other income (expense) consists of interest income and interest expense. Interest income for the first quarter of 2000 was $6.2 million compared to $4.6 million for the same period of 1999, primarily due to increases in the amount of funds available for investing as well as an overall increase in the rates of return on investments. Interest expense increased to $30.0 million for the first quarter of 2000 from $24.9 million for the first quarter of 1999, or approximately 20%. This increase reflects the financing costs associated with the purchase of two additional aircraft in 1999 and the purchase of one additional aircraft in the first quarter of 2000.

     Income Taxes. Pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes," we have recorded a tax provision based on tax rates in effect during the period. Accordingly, we accrued for taxes at the rate of 38.0% during the first quarter of 2000 and 37.5% during the first quarter of 1999. Due to significant capital costs, which are depreciated at an accelerated rate for tax purposes, a significant portion of our tax provision in these periods is deferred.

  1999 Compared to 1998

     Operating Revenues and Results of Operations. Total operating revenues for the year ended December 31, 1999 increased to $637.1 million compared to $422.2 million for 1998, an increase of approximately 51%. The average number of aircraft in our fleet during 1999 was 29.0 compared to 19.6 during 1998. Total block hours for 1999 were 109,608 compared to 76,276 for 1998, an increase of approximately 44%, reflecting an increase in the average number of aircraft in our fleet during 1999, offset by the impact of two aircraft out of service which were being re-engined for a significant portion of the second and third quarters of 1999 and the effects of Hurricane Floyd, Typhoon York and the earthquake in Taiwan at the end of the third quarter of 1999. Revenue per block hour increased by approximately 5% to $5,812 for 1999 compared to $5,536 for 1998, substantially due to the increase in the number of 747-400 freighter aircraft in our fleet and the increase in the volume of charter operations year over year, for which the rate per block hour is higher in order to offset additional operating costs borne by us under such arrangements. Charter operations are performed on an ad hoc basis and are dependent upon surplus availability of our aircraft and customer demand. Our operating results improved by approximately 38% from a $135.8 million operating profit for 1998 to an operating profit of $187.5 million for 1999. Results of operations were favorably impacted by the increase in 747-400 freighter aircraft in our fleet, partially offset by the increase in leased aircraft compared to owned aircraft. Income before extraordinary item and cumulative effect of a change in accounting principle was $61.3 million in 1999, compared to $46.2 million in 1998, an increase of approximately 33%. In the first quarter of 1999, we recorded an approximate $6.6 million extraordinary loss, net of applicable tax benefit of approximately $3.9 million, from the extinguishment of the $100 million 12 1/4% Equipment Notes due 2002 and a one-time charge of approximately $1.4 million, net of applicable tax benefit of approximately $0.9 million, associated with the write-off of start-up costs related to the introduction of new Boeing 747-400 freighter aircraft into our fleet, as required upon adoption of SOP 98-5 (as defined). Net income of $46.2 million for 1998 increased to a net income of $53.3 million for 1999, or approximately 15%.

     Operating levels increased during the second and third quarter of 1999 with the delivery of four additional new 747-400 freighter aircraft. Block hours increased from 23,931 in the first quarter of 1999 to 34,166 in the fourth quarter of 1999, reflecting the growth in the average fleet size from 17.0 aircraft to 30.3 aircraft for the two periods. Total operating revenue increased from $137.8 million in the first quarter to $198.8 million in the fourth quarter, representing slightly higher block hour rates for the fourth quarter compared to those of the first quarter of 1999, primarily due to the seasonality of the business of our customers. We earned $61.5 million operating income and $23.7 million net income in the fourth quarter of 1999, compared to $36.7 million operating income and $10.2 million net income in the first quarter of 1999, excluding the extraordinary item and cumulative effect of a change in accounting principle discussed above.

     Operating Expenses. Flight crew salaries and benefits include all such expenses for our pilot work force. Flight crew salaries increased to $48.1 million in 1999 compared to $35.5 million in 1998, or approximately 35%, principally reflecting the increase in the size of our fleet year over year, partially offset by the termination of profit sharing costs for our flight crew. In the second quarter of 1999, the flight crew voted to be represented by ALPA (as defined), which resulted in the exclusion of the flight crew from eligibility for participation in our profit sharing plan. On a block hour basis, flight crew salaries and benefits decreased by approximately 6% to $439 per block hour for 1999 from $466 per block hour for 1998. This decrease in the block hour rate was primarily due to the efficiencies in operations achieved subsequent to the introduction of the 747-400 freighter aircraft into our fleet in the second half of 1998 and the cessation of profit sharing costs discussed above.

     Other flight-related expenses increased to $52.5 million in 1999 compared to $34.7 million in 1998, or approximately 51%. On a block hour basis, other flight-related expenses increased approximately 5% to $479 per block hour for 1999 compared to $455 per block hour for 1998. This increase was primarily due to the impact of added training and travel costs associated with the introduction of the five new 747-400 freighter aircraft into our fleet in the second half of 1998, the four additional new 747-400 freighter aircraft delivered in 1999 and preparation for the remaining three aircraft to be delivered in 2000.

     Maintenance expense increased to $131.2 million in 1999 from $96.6 million in 1998, or approximately 36%, primarily due to the increased size of our fleet. On a block hour basis, maintenance expense decreased year over year by approximately 6%.

     Aircraft and engine rentals were $51.2 million in 1999 compared to $14.6 million in 1998, or an increase of approximately 250%, primarily due to the six leased 747-400 aircraft, four of which were acquired in the second half of 1998 and one each which were acquired in the second and third quarters of 1999.

     Fuel and ground handling costs increased to $19.5 million for 1999 compared to $8.7 million for 1998, or approximately 124%. This was primarily due to increased charter activity and slightly higher fuel prices year over year.

     Depreciation and amortization expense increased to $78.4 million in 1999 from $59.1 million in 1998, or approximately 33%. This increase primarily reflected an increase of approximately 26% in owned aircraft from the fourth quarter of 1998 through the fourth quarter of 1999 and the higher ownership costs of the 747-400 compared to the 747-200.

     Other operating expenses increased to $68.7 million in 1999 from $37.1 million in 1998, or approximately 85%. On a block hour basis, these expenses increased to $627 per block hour in 1999 from $486 per block hour in 1998, or approximately 29%. The increase in cost from the prior year was due primarily to addition of ground personnel and other costs associated with the expansion of our fleet and operations.

     Other Income (Expense). Interest income for 1999 was $20.0 million compared to $12.6 million for 1998, primarily due to increases in the amount of funds available for investing as well as an overall increase in the rates of return on investments. Interest expense increased to $108.7 million for 1999 from $74.9 million for 1998, or approximately 45%. This increase reflects the financing costs associated with the purchase of five additional aircraft in the second half of 1998; the purchase of three additional aircraft in 1999; and the issuance of $175 million of 9 1/4% Senior Notes due 2008 in April 1998 and $150 million of 9 3/8% Senior Notes due 2006 in November 1998, of which a portion was used to extinguish the $100 million of 12 1/4% Equipment Notes due 2002 in January 1999.

     Income Taxes. Pursuant to the provisions of SFAS No. 109, "Accounting for Income Taxes," we have recorded a tax provision based on tax rates in effect during the period. Accordingly, we accrued for taxes at the rate of 38.0% during 1999 and 37.2% during 1998. Due to significant capital costs, which are depreciated at an accelerated rate for tax purposes, a significant portion of our tax provision in these periods is deferred.

  1998 Compared to 1997

     Operating Revenues and Results of Operations. Total operating revenues for the year ended December 31, 1998 increased to $422.2 million compared to $401.0 million for 1997, an increase of approximately 5%. The average number of aircraft in our fleet during 1998 was 19.6 compared to 19.5 during 1997. Total block hours for 1998 were 76,276 compared to 75,254 for 1997, an increase of approximately 1%, reflecting better aircraft utilization. Revenue per block hour increased by approximately 4% to $5,536 for 1998 compared to $5,329 for 1997. Our operating results increased from an operating profit of $56.0 million in 1997 to a $135.8 million operating profit in 1998, primarily due to the return at the end of 1997 of the aircraft subleased from FedEx, for which we experienced higher maintenance costs compared to the other aircraft in our fleet. In addition, we recorded a largely non-cash charge to earnings of $27.1 million in the second quarter of 1997, which was comprised of: write-offs of various leasehold improvements associated with our subleases from FedEx of the five 747-200 aircraft and reserves for costs necessary to return the aircraft upon termination of the subleases in January 1998; reserves primarily related to certain customers and vendors for out-of-period items, which we settled in 1998; and reserves for litigation costs and other costs not expected to re-occur. Net income of $23.4 million for 1997 increased to a net income of $46.2 million of 1998, primarily due to lower maintenance costs in 1998. The after-tax effect of the second quarter charge noted above was substantially offset by the after-tax effect of an extraordinary gain on early extinguishment of debt in the same quarter of 1997.

     Operating levels increased during the second half of 1998 with the delivery of the first five new 747-400 freighter aircraft, one each in July, August and October and two in December, 1998. In addition, we took delivery of three 747-200 freighter aircraft in the fourth quarter of 1998. These 1998 deliveries more than offset the lost capacity associated with the return at the end of 1997 of five leased 747-200 freighter aircraft to FedEx. In addition, during 1998 we converted two aircraft from passenger configuration to cargo configuration.

     Our operating levels increased in the second half of 1998 as a result of these aircraft acquisitions. Block hours increased from 15,388 in the first quarter of 1998 to 25,134 in the fourth quarter of 1998, reflecting the growth in the average fleet size from 17.0 aircraft to 23.7 aircraft for the two periods. Total operating revenue increased from $79.6 million in the first quarter to $145.5 million in the fourth quarter, representing slightly higher block hour rates for the fourth quarter compared to those of the first quarter of 1998, primarily due to the seasonality of the business of our customers. We earned $47.1 million operating income and $18.1 million net income in the fourth quarter of 1998, compared to $21.5 million operating income and $5.3 million net income in the first quarter of 1998.

     Operating Expenses. Flight crew salaries and benefits include all such expenses for our pilot work force. Flight crew salaries increased to $35.5 million in 1998 compared to $30.2 million in 1997, due to increases in the number of aircraft in our fleet and aircraft block hours and in particular to crew our new 747-400 aircraft. While actual expense increased by approximately 18% during 1998, on a block hour basis this expense increased 16% to $466 per block hour for 1998 from $401 per block hour for 1997. This increase in the block hour rate was primarily due to the added costs associated with the introduction of the 747-400 freighter aircraft into our fleet in the second half of 1998.

     Other flight-related expenses increased to $34.7 million in 1998 compared to $28.8 million in 1997, or approximately 21%. On a block hour basis, other flight-related expenses increased approximately 19% to $455 per block hour for 1998 compared to $382 per block hour for 1997. This increase was primarily due to the impact of the added costs associated with the introduction of the 747-400 freighter aircraft into our fleet in the second half of 1998.

     Maintenance expense decreased to $96.6 million in 1998 from $123.8 million in 1997, or approximately 22%, primarily due to the return at the end of 1997 of the aircraft subleased from FedEx, for which we experienced higher maintenance costs compared to the other aircraft in our fleet. On a block hour basis, maintenance expense also decreased year over year by approximately 22%.

     Aircraft and engine rentals were $14.6 million in 1998 compared to $31.6 million in 1997, or a decrease of approximately 54%, primarily due to the return at the end of 1997 of the five leased 747-200 freighter aircraft to FedEx, partially offset by the four leased 747-400 aircraft acquired in the second half of 1998.

     Fuel and ground handling costs decreased to $8.7 million for 1998 compared to $10.8 million for 1997, or approximately 19%. This was due to lower fuel prices in 1998 compared to 1997, partially offset by an increase in scheduled service, charter and other non-ACMI block hours to 1,924 block hours in 1998 from 1,787 block hours in 1997.

     Depreciation and amortization expense increased to $59.1 million in 1998 from $42.9 million in 1997, or approximately 38%. This increase primarily reflected an increase of approximately 30% in owned aircraft.

     Other operating expenses decreased to $37.1 million in 1998 from $49.8 million in 1997, or approximately 26%. On a block hour basis, these expenses decreased to $486 per block hour in 1998 from $661 per block hour in 1997, or approximately 27%. The reduced expense in cost from the prior year was due primarily to certain vendor credits, partially offset by increased staffing and other resources associated with the expansion of our operations.

     Other income (expense). Interest income for 1998 was $12.6 million compared to $7.4 million for 1997, primarily due to the investment of proceeds from our issuance of the 9 1/4% Senior Notes in April 1998, the 9 3/8% Senior Notes in November 1998 and the return of deposits and proceeds from financing the 747-400 freighter aircraft deliveries in the third and fourth quarters of 1998. Interest expense increased to $74.9 million for 1998 from $52.8 million for 1997, or approximately 42%. This increase resulted from the financing associated with the acquisition of additional 747-200 aircraft, the cost of freighter conversions between these periods and the issuance of $175 million of 9 1/4% Senior Notes in April 1998 and $150 million of 9 3/8% Senior Notes in November 1998.

     Income Taxes. Pursuant to the provisions of SFAS No. 109 "Accounting for Income Taxes," we have recorded a tax provision based on tax rates in effect during the period. Accordingly, we accrued taxes at the rate of 37.2% during 1998 and 36.5% during 1997. Due to significant capital costs, which are depreciated at an accelerated rate for tax purposes, a majority of our tax provision in these periods is deferred.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 2000, we had cash and cash equivalents of approximately $252.9 million, short-term investments of approximately $137.3 million and working capital of approximately $258.8 million. During the first quarter of 2000, cash and cash equivalents decreased approximately $78.7 million, primarily reflecting the purchase of flight and other equipment of $103.6 million, principal reductions of indebtedness of $31.8 million, cash restricted for letter of credit of $25.0 million and debt issuance costs of $4.0 million; partially offset by cash provided by operations of $7.1 million, proceeds from equipment financings of $73.1 million, net proceeds from the maturity and purchase of short-term investments of $4.3 million, net proceeds from the issuance of common stock of $1.0 million and net proceeds from the issuance of treasury stock of $0.2 million. Our overall borrowing level increased to $1.4 billion at March 31, 2000 from $1.3 billion at December 31, 1999.

     At December 31, 1999, we had cash and cash equivalents of approximately $331.6 million, short-term investments of approximately $141.6 million and working capital of approximately $330.3 million. During 1999, cash and cash equivalents decreased approximately $118.0 million, principally reflecting cash provided by operations of $190.4 million, proceeds from equipment financings of $470.9 million, proceeds from the issuance of common stock of $15.6 million and net proceeds from the issuance of treasury stock of $0.3 million, partially offset by the net sale and purchase of investments in flight and other equipment of $334.5 million, net purchases of short-term investments of $119.4 million, principal reductions of indebtedness of $340.0 million and debt issuance costs of $1.3 million. Our overall borrowing level of $1.3 billion at December 31, 1999 was comparable to our overall borrowing level at December 31, 1998.

     At December 31, 1998, we had cash and cash equivalents of approximately $449.6 million, short-term investments of approximately $22.2 million and working capital of approximately $294.5 million. During 1998, cash and cash equivalents increased approximately $408.3 million, principally reflecting cash provided by operations of $106.2 million, proceeds from equipment financings of $775.9 million, net proceeds from the maturity and purchase of short-term investments of $89.4 million and proceeds from the issuance of common stock of $2.0 million, partially offset by the net sale and purchase of investments in flight and other equipment of $460.8 million, principal reductions of indebtedness of $89.9 million, debt issuance costs of $11.4 million and net treasury stock purchases of $3.1 million.

     In June 1997, we entered into a purchase agreement with Boeing (the "Boeing Purchase Agreement") to purchase 10 new 747-400 freighter aircraft to be powered by engines acquired from the General Electric Company ("GE"), with options to purchase up to 10 additional 747-400 aircraft. In February 1999, we exercised options for two additional 747-400 freighter aircraft for delivery in 2000. We arranged leveraged lease financing for five 747-400 freighter aircraft and secured debt financing for four 747-400 freighter aircraft which were delivered in 1998 and 1999. In the third quarter of 1999, we entered into a sale-leaseback transaction for one of our 747-400 freighter aircraft. We arranged secured debt financing for three 747-400 freighter aircraft which were delivered in the first and second quarter of 2000. (See discussions of the 1998 EETCs, the 1999 EETCs and the 2000 EETCs below). The Boeing Purchase Agreement requires us to pay pre-delivery deposits in order to secure delivery of the 747-400 freighter aircraft and to defray a portion of the manufacturing costs. In addition, the Boeing Purchase Agreement provides for a deferral of a portion of the pre-delivery deposits (Deferred Aircraft Obligations) for which we accrue and pay interest quarterly as 6-month LIBOR, plus 2.0%. As of March 31, 2000, there was $74.1 million of Deferred Aircraft Obligations included in other liabilities, and the combined interest rate was approximately 8.0%.

     In February 1998, we completed an offering of $538.9 million of Enhanced Equipment Trust Certificates (the "1998 EETCs"). The 1998 EETCs are not direct obligations of, or guaranteed by, us and therefore are not included in our consolidated financial statements until such time that we draw upon the proceeds to take delivery and ownership of an aircraft. We entered into leveraged lease transactions with respect to four of the five 747-400 aircraft delivered in 1998. We took ownership of one such aircraft and issued the corresponding equipment notes, which are direct obligations of the Company.

     In April 1999, we completed an offering of $543.6 million of Enhanced Equipment Trust Certificates (the "1999 EETCs"). The 1999 EETCs are not direct obligations of, or guaranteed by, us and therefore are not included in our consolidated financial statements until such time that we draw upon the proceeds to take delivery and ownership of an aircraft. The cash proceeds from the 1999 EETCs transaction were deposited with an escrow agent and a portion of the proceeds was used in the second and third quarters of 1999 to finance, through secured debt financings, the debt portion of the acquisition cost of three new 747-400 freighter aircraft from Boeing. In the third quarter of 1999, a portion of the proceeds was used to finance, through a leveraged lease, an additional new 747-400 freighter aircraft which was delivered to us by Boeing. The remaining proceeds from the 1999 EETCs, except for $90,000, were used in the first quarter of 2000 to finance, through secured debt financing, the debt portion of the acquisition cost of one new 747-400 freighter aircraft from Boeing. The $90,000 was subsequently returned to the holders of the 1999 EETCs.

     In January 2000, we completed an offering of $217.3 million Enhanced Equipment Trust Certificates (the "2000 EETCs"). The 2000 EETCs are not direct obligations of, or guaranteed by, us and therefore are not included in our consolidated financial statements until such time that we draw upon the proceeds to take delivery and ownership of an aircraft. In April 2000, the cash proceeds from the 2000 EETCs transaction were used to finance, through secured debt financing, the debt portion of the acquisition cost of two new 747-400 freighter aircraft, pursuant to the Boeing Purchase Agreement. In connection with these secured debt financings, we executed equipment notes in the aggregate amount of $217.3 million, with a weighted average interest rate of 9.0%.

     In March 2000, we had a letter of credit issued for approximately $25.0 million, which is secured by restricted cash invested in liquid, highly rated securities. These funds are carried at cost, which approximates market, in other assets.

     In April 2000, we formed a wholly-owned subsidiary, Atlas Freighter Leasing III, Inc. for the purpose of entering into a $300 million term loan facility (the "AFL III Term Loan Facility") to refinance all of the aircraft and spare engines previously financed under the AFL Term Loan Facility and the AFL II Term Loan Facility, plus one aircraft previously financed under the Aircraft Credit Facility and three 747-400 spare engines owned by us. As a result of this refinancing, we will experience lower interest rates and extended terms as compared to the previous financings. The AFL III Term Loan Facility consists of Term Loan A in the amount of $165 million and Term Loan B in the amount of $135 million, for which interest is based on the Eurodollar rate, plus 1.75% and plus 2.00%, respectively. The interest rate on borrowings outstanding under the AFL III Term Loan Facility was 7.90% and 8.15%, respectively, at April 30, 2000. Quarterly scheduled principal payments of $5.0 million and $1.7 million, respectively, commence in July 2000 and increase over time to $9.9 million and $6.8 million, such that Term Loan A is to be fully paid in April 2005 and Term Loan B is to be fully paid in April 2006, with a final payment of $40.5 million.

     In April 2000, we amended our Aircraft Credit Facility to provide for a $175 million revolving credit facility with a three-year revolving period and a subsequent two-year term loan period, commencing at the time an aircraft has been financed by revolving proceeds for three years. With respect to the aircraft currently financed under the Aircraft Credit Facility, the term loan period will be from March 31, 2003 to March 30, 2005 in the event that permanent financing has not been obtained for such flight equipment financed under the facility. At the time of each borrowing, we must select either a Base Rate Loan (prime rate, plus 0.75%) or a Eurodollar Rate Loan (Eurodollar rate, plus 1.75%). As of April 30, 2000, we had approximately $87.9 million outstanding under the Aircraft Credit Facility and the weighted average interest rate was 9.75%, which represents a Base Rate Loan as required for the initial two-week period of the amended Aircraft Credit Facility. We selected the Eurodollar Rate Loan commencing in May 2000, for which the interest rate is 7.88%

     In May 2000, we refinanced one of our 747-200 freighter aircraft with a group of European banks for a term of five years, with a Eurodollar rate, plus 1.50%, which was 8.22% at commencement of the loan. This aircraft was previously financed under the Aircraft Credit Facility.

     In May 2000, we announced that we entered into a purchase contract to acquire two Boeing 747-300 combi aircraft from VARIG, S.A. (the "VARIG Aircraft"). Each VARIG Aircraft will be converted from combi to full freighter configuration by Boeing prior to their placement into service, which is anticipated to occur during the fourth quarter of 2000. After their conversion, these aircraft will be operationally equivalent to the Boeing 747-200 aircraft in our fleet. A combi conversion requires fewer modifications than a normal passenger-to-cargo aircraft conversion as a result of the existence of a rear cargo door and partial cargo handling system, thus reducing both the cost and time associated with the modification.

     Due to the contractual nature of our business, management does not consider our operations to be highly working capital-intensive in nature. Because most of the non-ACMI costs normally associated with operations are borne by and directly paid for by our customers, we do not incur significant costs in advance of the receipt of corresponding revenues. Moreover, ACMI costs, which are our responsibility, are generally incurred on a regular, periodic basis on either a flight hour or calendar month basis. These costs are largely matched by revenue receipts, as our contracts require regular payments from our customers based upon current flight activity, generally every two to four weeks. As a result, we have not had a requirement for a working capital facility.

     Under the FAA's Directives issued under its "Aging Aircraft" program, we are subject to extensive aircraft examinations and will be required to undertake structural modifications to our fleet to address the problem of corrosion and structural fatigue. In November 1994, Boeing issued Nacelle Strut Modification Service Bulletins which have been converted into Directives by the FAA. All of our Boeing 747-200 aircraft have been brought into compliance with such Directives. As part of the FAA's overall Aging Aircraft program, it has issued Directives requiring certain additional aircraft modifications to be accomplished. We estimate that the modification costs per 747-200 aircraft will range between $2 million and $3 million. Fourteen aircraft in our 747-200 fleet have already undergone the major portion of such modifications. The remaining eight 747-200 aircraft will require modification prior to the year 2009. Other Directives have been issued that require inspections and minor modifications to Boeing 747-200 aircraft. The newly manufactured 747-400 freighter aircraft were delivered to us in compliance with all existing FAA Directives at their respective delivery dates. It is possible that additional Directives applicable to the types of aircraft or engines included in our fleet could be issued in the future, the cost of which could be substantial.

     From time to time we engage in discussions with third parties regarding possible acquisition or sale of aircraft in our fleet. We are currently in discussions with third-parties for the possible acquisition and sale of additional aircraft for 2000 and beyond.

     We believe that cash on hand and the cash flow generated from our operations will be sufficient to meet our normal ongoing liquidity needs for the next twelve months.

YEAR 2000

     We previously performed a review of our internal information systems for Year 2000 ("Y2K") automation problems through a company-wide effort, assisted by Y2K experienced consultants, to address internal Y2K system issues and, jointly with industry trade groups, issues related to key business partners which were common to other air carriers. We have not encountered any material Y2K compliance problems with respect to our internal systems and with respect to the systems of our key business partners. Costs incurred to become Y2K compliant did not exceed $300,000.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000 and earlier application is encouraged. We have not yet quantified the impact, if any, of adopting SFAS No. 133 of our financial statements and have not determined the timing of or method of adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings and other comprehensive income.

     In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 summarizes the SEC's views on the application of GAAP to revenue recognition. We have reviewed SAB No. 101 and believe that we are in compliance with the SEC's interpretation or revenue recognition.

                                    BUSINESS

OVERVIEW

     We are the world's largest air cargo outsourcer, with a fleet of all Boeing 747 freighter aircraft that comply with Stage 3 FAA noise regulations. We provide reliable airport-to-airport cargo transportation services throughout the world to major international air carriers generally under three- to five-year fixed-rate U.S. dollar denominated contracts which typically require that we supply aircraft, crew, maintenance and insurance. Our customers currently include some of the world's leading air carriers, including Alitalia, China Airlines Ltd., China Southern Air, Korean Airlines and Malaysian Airlines. We provide efficient, cost effective service to our customers primarily as a result of our productive work force, the outsourcing of a significant part of our regular maintenance work on a long-term, fixed-cost contractual basis and the advantageous cost economies realized in the operation of our fleet, comprised solely of Boeing 747 aircraft which are configured for service in long-haul cargo operations.

INDUSTRY BACKGROUND

     The world air cargo market is expected to more than triple over the next 20 years according to biennial reports prepared by Boeing. We believe this growth will be generated, in part, by several factors, including:

     - global economic growth;

     - continued breakdown of international trade barriers;

     - expanded use of just-in-time inventory practices;

     - growth in export driven economies, particularly those of the countries in the Pacific Rim;

     - growth of e-commerce; and

     - increased movement of manufacturing to economies with low labor costs.

     We believe this growth in demand for air cargo services, combined with the lower rate of growth in passenger airline cargo capacity and the continuing pressure on the airline industry to reduce operating costs, will provide air cargo companies such as Atlas Air with opportunities to expand their air cargo outsourcing services. The primary business focus of most airlines is on the transportation of passengers, not air cargo. Nevertheless, most passenger airlines have air cargo customers that require quick and dependable air cargo service between hubs serviced by these carriers. To the extent that airlines have cargo capacity on their scheduled flights, which are generally scheduled for the convenience of passengers rather than for the needs of air cargo customers, air cargo service can be provided by them to meet such demand. However, there is a growing trend in the passenger airline business toward replacing existing widebody passenger aircraft and combination passenger/cargo aircraft with smaller, more efficient twin-engine, passenger aircraft which have limited cargo space. Airlines have therefore found that outsourcing to meet their additional cargo transportation needs rather than allocating significant resources and expanding their fleet of freighter aircraft to effectively service their air cargo customers provides a cost-effective alternative for them to maintain and expand that portion of their business.

COMPETITIVE STRENGTHS

     We believe that our leading market position and our continued opportunities for growth are directly attributable to the following competitive strengths:

Boeing 747 aircraft

     Our fleet currently includes 22 Boeing 747-200 and 12 Boeing 747-400 freighter aircraft in service. Our utilization of Boeing 747 aircraft provides significant marketing advantages because these aircraft, relative to most other cargo aircraft that are commercially available, have higher maximum payload and cubic capacities, and longer range. The uniformity of our current Boeing 747-200 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. The new 747-400 aircraft have greater operational capabilities than the 747-200 aircraft and will allow us to maintain our low cost structure despite their higher acquisition cost. The new aircraft's lower maintenance requirements will provide a higher level of operational reliability with lower maintenance costs during the early years of operation, typically for at least five years. In addition, our acquisition of 12 747-400 freighter aircraft makes us one of the largest operators of this aircraft type to date and will enable us to capitalize on economies of scale from the standardization in maintenance and crew training.

Long-term customer contracts

     Our ACMI Contracts, which accounted for approximately 97% of our total operating revenues in 1999, typically require our customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of three to five years, subject in certain limited cases to early termination provisions. These contracts typically require us to supply aircraft, crew, maintenance and insurance, while our customers generally bear all other operating expenses, including:

     - fuel and fuel servicing;

     - marketing costs associated with obtaining cargo;

     - airport cargo handling;

     - landing fees;

     - ground handling, aircraft push-back and de-icing services; and

     - specific cargo and mail insurance.

Our customers are also responsible under these contracts for utilizing the cargo capacity of each of the contracted aircraft. Therefore, our ACMI Contracts minimize the load factor risk, yield risk and fuel cost risk traditionally associated with the air cargo business and provide a minimum annual revenue base and more predictable profit margins. All of our revenues, and most of our costs, under ACMI Contracts are in U.S. dollars, thus avoiding currency risks normally associated with international business.

Low cost structure

     We have established ourself as a low cost, efficient and reliable provider of air cargo transportation. This is primarily due to the outsourcing of many of our required services, the advantageous economies of scale realized from the operation of a standardized fleet of long-haul Boeing 747 aircraft, and our productive work force. The uniformity of the 747 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. In particular, we have advantageous, long-term contracts on a fixed cost per flight hour basis with leading maintenance providers such as GE, KLM Royal Dutch Airlines, Lufthansa Technik and MTU Maintenance Hanover for a significant portion of our on-going aircraft and engine maintenance requirements. As a result of these efficiencies, our high service standards and increased airline industry pressure to reduce costs, our airline customers have determined that outsourcing portions of their air cargo business to us can be significantly less costly and offer greater operational flexibility than expanding their cargo operations by purchasing additional aircraft and adding other resources such as personnel and systems.

GROWTH STRATEGY

     The key elements of our growth strategy are as follows:

Expand our fleet to meet customer demand

     Strong customer demand and the implementation of Stage 3 noise regulations by the FAA have combined to create a shortage in the supply of aircraft suitable for air cargo services. The noise regulations have forced many of our competitors to downsize their fleets, reduce the capacity utilized on their fleets and/or to ground a number of aircraft. We will continue to increase the size of our fleet to meet our customers' growing demand for our services. As we have done in the past, we anticipate expanding our current fleet by purchasing or leasing used aircraft from air cargo and passenger airlines. In addition, we will continue to consider the purchase of new aircraft and the exercise of options to purchase new aircraft.

Increase business from our existing customer base and pursue new customers

     We have successfully increased our customer base from a single customer in 1992 to 11 full time, and several short-term and seasonal customers in 2000. The growth in the number of customers is a result of our ability to provide high-quality, cost-effective service which has gained acceptance within the industry due to our successful market development efforts. The addition of the 747-400 aircraft provides us with the opportunity to increase our market share by offering this product to our existing 747-200 customers who need a capacity upgrade, and to new and existing customers who need the greater payload, extended range and operational reliability of the 747-400, but for whom the purchase of a limited number of 747-400 freighter aircraft would not be cost-effective. In addition, the 747-400 aircraft gives us growth opportunities with new customers who choose to utilize only new or relatively new aircraft or are restricted by local regulations limiting the operation of older aircraft. In addition to the increased demand for the 747-400 aircraft we believe that there will be continued demand for our 747-200 aircraft from customers who do not need the extended range of a 747-400 aircraft.

Continue international expansion

     We presently provide air cargo services to the high-growth Asian and Pacific Rim markets from the United States and Europe, as well as from the United States to South America. We intend to pursue expansion opportunities, particularly in China, Hong Kong, South America and Eastern Europe. In addition, we are seeking to enter new markets with significant growth potential, particularly Japan and other areas in Australasia. Competition for access to many of these markets is fierce, and access to a country usually requires reciprocal access for carriers from that country. Because of the demand for access to the U.S. market, we believe that our status as a U.S. certified carrier, with the U.S. operating authorities, landing slots and expertise necessary for U.S. access already established, positions us well to enter these markets.

ACMI CONTRACTS

     Our ACMI Contracts typically require our customers to guarantee monthly minimum aircraft utilization levels at fixed hourly rates and are typically in force for periods of three to five years, subject in certain limited cases to early termination provisions.

     At March 31, 2000, we had ACMI Contracts with 11 full-time customers. China Airlines Ltd. accounted for approximately 26%, and no other customer accounted for 10% or more, of our total revenues for the year ended December 31, 1999. In addition, we have also operated short-term, seasonal ACMI Contracts with UPS and Emery Air Freight among others, and anticipate doing so in the future.

     Some of our ACMI Contracts allow customers to cancel up to a maximum of approximately 5% of the guaranteed hours of aircraft utilization over the course of a year. Our customers most often exercise such cancellation options early in the first quarter or late in the fourth quarter of the year, when the demand for air cargo capacity has been historically lower. We have found that such cancellations provide a timely opportunity for the scheduling of maintenance on our aircraft, to the extent possible. See "-- Maintenance." We believe that our relationships with our customers are mutually satisfactory, as evidenced by the fact that we have renewed and, in certain cases, added a significant number of ACMI Contracts with our existing customers, although there can be no assurance that in the future such contracts will not be canceled in accordance with their terms.

     All of the ACMI Contracts provide that each of our aircraft be deemed to be at all times under our exclusive operating control, possession and direction. They also provide that, in order to service the routes designated by the contract, we obtain the authority from the governments having jurisdiction over the route. See "-- Governmental Regulation." If we are required to use the customer's "call sign" in identifying ourselves throughout our route, the customer must also have obtained underlying authority from the governments having jurisdiction over the route. Therefore, our route structure is limited to areas in which we can gain access from the appropriate governments. Additionally, in many instances ACMI Contracts are subject to prior and/or periodic approvals of foreign governments.

OTHER FLIGHT OPERATIONS

     To the extent we have available excess aircraft capacity at any time, we will seek to obtain ad hoc charter service contracts, which we believe are generally readily available. In addition, in the past we have provided service to UPS and Emery Air Freight, among others, pursuant to short-term, seasonal ACMI Contracts during periods of excess aircraft capacity.

SALES AND MARKETING

     From our primary offices in Golden, CO, New York, NY and Miami, FL, we service our air cargo customers and solicit ACMI Contract business. See
"-- Facilities." Our efforts to obtain new ACMI Contract business focus principally on international airlines with established air cargo customers, high operating costs and hub and spoke systems which gather cargo at a particular location and which have the need for long-distance capacity to move such cargo to another distribution point. On occasion, we may utilize independent cargo brokers to obtain new ACMI Contracts. We market our services by guaranteeing our customers a reliable, low-cost dedicated aircraft with the capacity to ensure the efficient linkage of such customers' distribution points without the customers having to purchase and maintain additional aircraft, schedule additional flights and add other resources. We have placed all 12 of our 747-400 aircraft into service.

MAINTENANCE

     Due to the average age of our Boeing 747-200 fleet, it is likely that the aircraft will require greater maintenance than newer aircraft such as the 747-400 aircraft. See "-- Aircraft." Aircraft maintenance includes, among other things, routine daily maintenance, maintenance every six weeks (an "A Check"), significant maintenance work every 18 months (a "C Check") and major maintenance events every five years or 25,000 flight hours, whichever comes later if the aircraft is over the age of 18 years, or every six years or 25,000 flight hours, whichever comes later for aircraft with an age of 18 years or less, with a maximum interval in either case of nine years (a "D Check"). We attempt to schedule major maintenance on our aircraft in the first quarter of the calendar year, when the demand for air cargo capacity has historically been lower, taking advantage of cancellations of flights by our customers that generally occur most frequently during this period.

     Pursuant to a maintenance contract with KLM (the "Maintenance Contract") in effect until January 2005, a significant part of the regular maintenance (principally C Checks) for our 747-200 freighter aircraft is undertaken by KLM, primarily at its maintenance base located at Schiphol International Airport in Amsterdam, The Netherlands. KLM supplies engineering and diagnostic testing for each aircraft and its components in compliance with the FAA and other applicable regulations. The Maintenance Contract provides that KLM, subject to certain terms and conditions, will perform repairs and maintenance of our aircraft on the same basis and order of priority as repairs to its own fleet. Such service is provided to us at a cost, for which a large part is a fixed rate per flight hour, subject to a 3.5% annual escalation factor for the first five years. Under the terms of the Maintenance Contract, in the event that we wish to maintain more than 12 of our aircraft under such contract, the terms of the contract are subject to adjustment by KLM. More than 12 of our aircraft are currently subject to the Maintenance Contract. In December 1999, we completed negotiations with KLM to terminate the engine portion of this maintenance agreement. Concurrently, we entered into a ten-year maintenance agreement with MTU Maintenance Hanover, a subsidiary of Daimler Chrysler Aerospace, to provide regular maintenance at a fixed rate per flight hour for 43 engines, the majority of which were previously serviced under the KLM agreement.

     In June 1996, we entered into a ten-year engine maintenance agreement with GE for the engine maintenance of up to 15 aircraft powered by CF6-50E2 engines at a fixed rate per flight hour, subject to an annual formula increase. The agreement commenced in the third quarter of 1996 with the acceptance of engines associated with aircraft acquired in the third and fourth quarter of 1996. Effective in the year 2000, we have an option to add not less than 40 engines to the program.

     During the initial 36 month operating period, the 747-400 aircraft's airframe will be covered under manufacturer's warranties. As a result, we do not expect to incur significant maintenance expense in connection with the 747-400 airframe during the warranty period. In addition, the 747-400 airframe limited maintenance requirements will provide a higher operational reliability with lower maintenance costs during the early years of operation, typically for at least five years. We will incur expenses associated with routine daily maintenance of both the airframe and the engines. In July 1998, we entered into an agreement with Lufthansa Technik pursuant to which Lufthansa Technik will provide all required maintenance for our initial order of ten 747-400 aircraft, plus any additional 747-400 aircraft that we purchase pursuant to our option in the Boeing Purchase Agreement, on a fixed cost per flight hour basis for ten years, subject to an annual escalation adjustment. We may terminate the agreement in June 2003. In connection with the GE engine purchase agreement, we have also entered into two agreements with GE to provide ongoing maintenance on the 747-400 aircraft engines at a fixed cost per flight hour, subject to an annual escalation adjustment.

     We believe that fixed cost contracts provide the most efficient means of ensuring the continued service of our aircraft fleet and the most reliable way by which to predict our maintenance costs. Certain other low-level routine maintenance is performed on a time and material basis.

GOVERNMENTAL REGULATION

     Under the Aviation Act, the DOT and the FAA exercise regulatory authority over us. The DOT's jurisdiction extends primarily to economic issues related to the air transportation industry, including, among other things:

     - air carrier certification and fitness;

     - insurance;

     - certain leasing arrangements;

     - the authorization of proposed schedule and charter operations;

     - tariffs;

     - consumer protection;

     - unfair methods of competition;

     - unjust discrimination; and

     - deceptive practices.

The FAA's regulatory authority relates primarily to air safety, including aircraft certification and operations, crew and maintenance personnel licensing/training and maintenance standards.

     To provide air cargo transportation services under long-term contracts with major international airlines, we rely primarily on our worldwide authorities. FAA approval is required for each of our long-term ACMI Contracts and DOT approval is required for each of our long-term ACMI Contracts with foreign air carriers. In addition, FAA approval is required for each of our short-term, seasonal ACMI Contracts.

     In order to engage in the air transportation business, we are required to maintain a CPCN from the DOT. Prior to issuing a CPCN, the DOT examines a company's managerial competence, financial resources and plans and compliance disposition in order to determine whether a carrier is fit, willing and able to engage in the transportation services it has proposed to undertake. The DOT also examines whether a carrier conforms with the Aviation Act requirement that the transportation services proposed are consistent with the public convenience and necessity. Among other things, a company holding a CPCN must qualify as a United States citizen, which requires that it be organized under the laws of the United States or a State, Territory or Possession thereof; that its Chief Executive Officer and at least two-thirds of its Board of Directors and other managing officers be United States citizens; that not more than 25% of its voting stock be owned or controlled, directly or indirectly, by foreign nationals; and that it not otherwise be subject to foreign control. The DOT may impose conditions or restrictions on such a CPCN.

     The DOT has issued the Company a CPCN to engage in interstate and overseas air transportation of property and mail, and a CPCN to engage in foreign air transportation of property and mail between the United States and Taiwan. Both CPCNs are subject to standard terms, conditions and limitations. By virtue of holding those CPCNs, we possess worldwide charter authority and scheduled all-cargo rights to more than 150 countries. We also hold limited-term DOT exemption authority to engage in scheduled air transportation of property and mail between certain points in the United States, on the one hand, and Hong Kong, Colombia and The Netherlands, on the other hand.

     International air services are generally governed by a network of bilateral civil air transport agreements in which rights are exchanged between governments, which then select and designate air carriers authorized to exercise such rights. These bilateral agreements may be open skies agreements which contain no restrictions or limitations, or they may specify the city-pair markets that may be served; restrict the number of carriers that may be designated; provide for prior approval by one or both governments of the prices the carriers may charge; limit frequencies or the amount of capacity to be offered in the market; and, in various other ways, impose limitations on the operations of air carriers. To obtain authority under a restrictive bilateral agreement, it is often necessary to compete against other carriers in a DOT proceeding. At the conclusion of the proceeding, the DOT awards all route authorizations. The provisions of bilateral agreements pertaining to charter services vary considerably from country to country. Some agreements limit the number of charter flights that carriers of each country may operate. We are subject to various international bilateral air services agreements between the United States and the countries to which we provide service. We also operate on behalf of foreign flag air carriers between various foreign points without serving the United States. These services are subject to the bilateral agreements of the respective governments. Furthermore, these services require FAA approval but not DOT approval. We must obtain permission from the applicable foreign governments to provide service to foreign points. Moreover, in some instances, ACMI Contracts are subject to prior and/or periodic approvals of foreign governments, whose decisions may be affected by ongoing negotiations and relations with the United States. For example, a recent ruling by an aviation agency of the British government concluded that one of our two long-term wet-leases of a 747-400 freighter aircraft to British Airways no longer meets the "exceptional circumstances" exception necessary for their operating approval due to changed market conditions in the United Kingdom. Should other countries adopt similar rules and/or begin enforcement of similar rules for political purposes, our business could be adversely affected.

     We have obtained an operating certificate issued by the FAA pursuant to
Part 121 of the Federal Aviation Regulations. The FAA has jurisdiction over the regulation of flight operations generally, including:

     - the licensing of pilots and maintenance personnel;

     - the establishment of minimum standards for training and retraining;

     - maintenance of technical standards for flight, communications and ground equipment;

     - security programs; and

     - other matters affecting air safety.

In addition, the FAA mandates certain recordkeeping procedures. We must obtain and maintain FAA certificates of airworthiness for all of our aircraft. Our aircraft, flight personnel and flight and emergency procedures are subject to periodic inspections and tests by the FAA. All air carriers operating to, from or within the United States are subject to the strict scrutiny of the FAA to ensure proper compliance with FAA regulations. We are considered to be a high-growth carrier by the FAA and, therefore, we receive heightened attention by the FAA and DOT.

     The DOT and the FAA have authority under the Aviation Safety and Noise Abatement Act of 1979, as amended and recodified, and under the Airport Noise and Capacity Act of 1990, to monitor and regulate aircraft engine noise. All of our existing fleet of aircraft comply with Stage 3 Standards -- the highest standard issued by the FAA.

     Under the FAA's Directives issued under its "Aging Aircraft" program, we are subject to extensive aircraft examinations and will be required to undertake structural modifications to our fleet to address the problem of corrosion and structural fatigue. In November 1994, Boeing issued Nacelle Strut Modification Service Bulletins which have been converted into Directives by the FAA. All of our Boeing 747-200 aircraft have been brought into compliance with such Directives. As part of the FAA's overall Aging Aircraft program, it has issued Directives requiring certain additional aircraft modifications to be accomplished. We estimate that the modification costs per aircraft will range between $2 million and $3 million. Fourteen aircraft in our fleet have already undergone the major portion of such modifications. The remaining eight aircraft in service will require modification prior to the year 2009. Other Directives have been issued that require inspections and minor modifications to Boeing 747-200 aircraft. The newly manufactured 747-400 freighter aircraft were delivered in compliance with all existing FAA Directives at their respective delivery dates. It is possible that additional Directives applicable to the types of aircraft or engines included in our fleet could be issued in the future, the cost of which could be substantial.

     We are also subject to the regulations of the Environmental Protection Agency regarding air quality in the United States. The aircraft that we operate meet the fuel venting requirements and smoke emissions standards established by the Environmental Protection Agency.

COMPETITION

     The market for air cargo services is highly competitive. A number of airlines, including Lufthansa, currently provide services for themselves and for others similar to our services, and new airlines may be formed that would also compete with us. Such airlines may have substantially greater financial resources than we do. In addition, certain retail air freight companies, such as Evergreen International, compete with us on a limited, indirect basis, generally outside of the ACMI operating structure. We believe that the most important elements for competition in the air cargo business are the range, payload and cubic capacities of the aircraft and the price, flexibility, quality and reliability of the cargo transportation service. Our ability to achieve our strategic plan depends in part upon our success in convincing major international airlines that outsourcing some portion of their air cargo business remains more cost-effective than undertaking cargo operations with their own incremental capacity and resources and upon our ability to continue to obtain higher ACMI Contract rates in connection with the 747-400 aircraft compared to those currently obtained with existing Boeing 747-200 aircraft. We believe that such higher rates have been and will continue to be obtainable as a result of the unique operating benefits associated with the 747-400 aircraft. These operational benefits include a longer range, greater payload capability and increased fuel efficiency relative to the Boeing 747-200 aircraft.

FUEL

     Although fuel costs are typically the largest operating expense for airlines, we have limited exposure to the fluctuation of fuel costs and disruptions in supply as a result of our ACMI Contracts, which require the customers to provide fuel for the aircraft. However, an increase in fuel costs could reduce our cost advantages because of our older Boeing 747-200 aircraft fleet, which are not as fuel-efficient as newer cargo aircraft such as the 747-400 aircraft. In addition, to the extent we operate scheduled cargo or ad hoc charter services, or position our aircraft, we are responsible for fuel and other costs that are normally borne by the customers under the ACMI Contracts. In 1999, approximately 2% of our block hours represented scheduled cargo, ad hoc charter services or positioning our aircraft for our own account. We may, at times, have excess capacity in which case we may deploy such aircraft in scheduled cargo or ad hoc charter services.

EMPLOYEES

     As of March 31, 2000, we had 1,331 employees, 777 of whom were air crew members. We have hired and expect to hire additional pilots in 2000 associated with the delivery of additional aircraft, including the 747-400 aircraft. We maintain a comprehensive training program for our pilots in compliance with FAA requirements in which each pilot regularly attends recurrent training programs.

     We believe that our employees' participation in the growth and profitability of our business is essential to maintain our productivity and low cost structure, and we have therefore established programs for that purpose such as a profit sharing plan, a stock purchase plan, and a matching contribution of the employees' contribution to a retirement plan (Internal Revenue Code of 1986, as amended, Section 401(k) plan). Such programs are designed to allow employees to share financially in our success and to augment base salary levels and retirement income. We consider our relations with our employees to be good.

     In April 1999, we received notification from the NMB that our crew members voted for representation by ALPA. We expect our labor costs to decline initially since our Profit Sharing Plan excludes from the category of eligible employees, those employees who have been certified by the NMB for representation. In response to ALPA's claims that such an exclusion violates the Railway Labor Act, on May 6, 1999, we filed an action in the District Court seeking a declaratory judgment confirming, inter alia, the enforceability of the Profit Sharing Plan's exclusion. On May 10, 1999, ALPA filed a counterclaim in that action, alleging that the exclusion of its members from the Profit Sharing Plan violates the Railway Labor Act, and seeking restoration of profit sharing pay. In October 1999, the District Court entered a summary judgment in our favor, ruling that we did not violate the Railway Labor Act when we eliminated crew members' participation in the Profit Sharing Plan following ALPA's certification as the crew members' collective bargaining agent. In addition, the District Court dismissed all other claims in the case. ALPA has subsequently filed an appeal of the District Court's decision.

INSURANCE

     We may incur potential losses which could result in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from service, but also potential claims involving injury to persons or property. We are required by the DOT to carry liability insurance on each of our aircraft, and each of our aircraft leases and ACMI Contracts also require us to carry such insurance. While we carry this insurance, any extended interruption of our operations due to the loss of an aircraft could have a material adverse effect on our financial position and results of operations. We currently maintain public liability and property damage insurance and aircraft hull and liability insurance for each of the aircraft in the fleet in amounts consistent with industry standards. We maintain baggage and cargo liability insurance if not provided by our customers under ACMI Contracts. Although we believe that our insurance coverage is adequate, there can be no assurance that the amount of such coverage will not be changed upon renewal or that we will not be forced to bear substantial losses from accidents. Substantial claims resulting from an accident could have a material adverse effect on our financial condition and could affect our ability to obtain insurance in the future. We believe that we have good relations with our insurance providers.

AIRCRAFT

     We acquired the 747-400 aircraft in 1998, 1999 and 2000 pursuant to the Boeing Purchase Agreement, which provided for our purchase of ten new 747-400 freighter aircraft powered by engines acquired from GE, with options to purchase up to ten additional 747-400 aircraft. In February 1999, we exercised options under this agreement for two additional aircraft. We placed five 747-400 aircraft into service in 1998, four 747-400 aircraft into service in 1999 and three 747-400 aircraft into service to date in 2000.

     Our utilization of Boeing 747 aircraft provides significant marketing advantages because these aircraft, relative to most other cargo aircraft that are commercially available, have higher maximum payload and cubic capacities, and longer range. The uniformity of our current Boeing 747-200 aircraft fleet allows for standardization in maintenance and crew training, resulting in substantial cost savings in these areas. The new 747-400 aircraft have greater operational capabilities than the 747-200 aircraft and will allow us to maintain our low cost structure despite their higher acquisition cost. The new aircraft's lower maintenance requirements will provide a higher level of operational reliability with lower maintenance costs during the early years of operation, typically for at least five years. In addition, the acquisition of 12 747-400 freighter aircraft makes us one of the largest operators of this aircraft type to date and will enable us to capitalize on economies of scale from the standardization in maintenance and crew training.

     The following table describes, as of May 11, 2000, our existing fleet and the two 747-300 aircraft to be acquired during the remainder of 2000.

                                 FLEET PROFILE

                                        NUMBER      AIRCRAFT                       YEAR OF
                                      OF AIRCRAFT     TYPE     OWNED/LEASED(1)   MANUFACTURE
                                      -----------   --------   ---------------   -----------
Existing fleet:.....................      21        747-200         Owned         1974-1986(2)
                                           1        747-200        Leased(3)           1976
                                           6        747-400         Owned         1998-2000
                                           6        747-400        Leased(4)      1998-1999
747-300 aircraft to be
  delivered(5):.....................       2        747-300         Owned              1985

---------------

(1) All aircraft are powered by GE engines. See "-- Maintenance."

(2) The years of manufacture for these 21 aircraft are as follows: five aircraft in 1979, four aircraft in 1980, two aircraft each in 1976, 1978 and 1981 and one aircraft each in 1974, 1975, 1977, 1984, 1985 and 1986.

(3) The aircraft is leased from a third party under a lease expiring in March 2010.

(4) These aircraft are leased from third parties under three leases expiring in 2019, and three leases expiring in 2020.

(5) In May 2000, we announced that we entered into a purchase contract to acquire two aircraft from VARIG, S.A. Each VARIG Aircraft will be converted from combi to full freighter configuration by Boeing prior to their placement into service, which is anticipated to occur during the fourth quarter of 2000. After their conversion, these aircraft will be operationally equivalent to the Boeing 747-200 aircraft in our fleet.

     We have been successful in obtaining new customers, or establishing additional arrangements with existing customers, coincident with the delivery of aircraft into the fleet or soon thereafter. However, from time to time, we accept delivery of aircraft that have not been committed to a particular ACMI Contract. These aircraft have been utilized temporarily as replacement aircraft during scheduled and unscheduled maintenance of other aircraft, as well as for ad hoc charter arrangements. Although we intend to have new ACMI Contracts in place upon delivery of aircraft, including the 747-300 aircraft, there can be no assurance that such arrangements will have been made.

     From time to time, we engage in discussions with third parties regarding possible acquisitions of aircraft that could expand our operations. We are in discussions with third parties for the possible acquisition of additional aircraft for delivery in 2000 and beyond.

FACILITIES

     Our principal executive offices are located in a 6,500 square foot office building owned by the Company at 538 Commons Drive, Golden, Colorado. We also rent 8,900 square feet of office space in three additional buildings, all with relatively short-term lease expirations and renewal options.

     We presently occupy 34,100 square feet of office space at JFK International Airport ("JFK") in New York in two separate buildings. These offices include both operational and administrative support functions, including flight and crew operations, maintenance and engineering, material management, human resources and information technology. We occupy 29,400 square feet of the JFK office space pursuant to a lease agreement with Japan Airlines Management Corporation for a five-year period, which expires on May 31, 2000; we have negotiated an option for a 60-day lease extension. The remaining 4,700 square feet of JFK office space is leased from Halmar Equities, Inc., which lease expires on June 30, 2000. In addition, we lease 2,000 square feet of warehouse space at JFK for the storage of aircraft parts, which lease expires April 15, 2002.

     In November 1999, we announced our intention to consolidate our corporate and operational offices to White Plains, New York, concurrent with the expiration of the leases on the JFK office space, and in that connection we executed a twelve-year lease for 120,000 square feet. We anticipate completing the move to the new facility at White Plains, New York by the third quarter of 2000.

     Due to increased operations at Miami International Airport, we entered into a month-to-month office lease and a month-to-month warehouse lease with Dade County, Florida in March 1997. The leased warehouse space is used to store aviation equipment and aircraft components used to maintain aircraft operated by us. In the third quarter of 1998, we entered into a sublease and ramp use agreement with American Airlines, Inc. for 145,000 square feet of hangar, office and parking space at MIA in support of our increased operations. The lease is for a period in excess of four years and commenced July 1, 1998. We are currently planning to build a wide body maintenance facility at MIA. The facility, which will be financed through industrial development bonds, is scheduled to open in mid 2001.

LEGAL PROCEEDINGS

     In April 1999, we received notification from the NMB that our crew members voted for representation by ALPA. We expect our labor costs to decline initially since our Profit Sharing Plan excludes from the category of eligible employees, those employees who have been certified by the NMB for representation. In response to ALPA's claims that such an exclusion violates the Railway Labor Act, on May 6, 1999, we filed an action in the District Court seeking a declaratory judgment confirming, inter alia, the enforceability of the Profit Sharing Plan's exclusion. On May 10, 1999, ALPA filed a counterclaim in that action, alleging that the exclusion of its members from the Profit Sharing Plan violates the Railway Labor Act, and seeking restoration of profit sharing pay. In October 1999, the District Court entered a summary judgment in our favor, ruling that we did not violate the Railway Labor Act when we eliminated crew members' participation in the Profit Sharing Plan following ALPA's certification as the crew members' collective bargaining agent. In addition, the District Court dismissed all other claims in the case. ALPA has subsequently filed an appeal of the District Court's decision.

     We have received an order from the Government of India ("India") seeking approximately $1.1 million in taxes (plus interest of approximately $1.1 million and possible penalties) for the tax year 1996 to 1997. India has also requested additional information for subsequent tax years. We believe that we are exempt from India taxes under a United States/India treaty and intend to contest the assessment vigorously.

     While we are from time to time involved in litigation in the ordinary course of our business, there are no other material legal proceedings pending against us or to which any of our property is subject, other than the ALPA litigation described under "Risk Factors -- Employee Litigation."

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information regarding our executive officers, certain members of management and directors.

             NAME                                          POSITION
             ----                                          --------
Michael A. Chowdry............  Chairman of the Board, Chief Executive Officer, President and
                                  Director
Richard H. Shuyler............  Executive Vice President -- Strategic Planning, Treasurer and
                                  Director
James T. Matheny..............  Executive Vice President -- Operations Development
Stanley G. Wraight............  Senior Vice President -- Marketing
Thomas G. Scott...............  Senior Vice President and General Counsel
William S. Allen..............  Senior Vice President -- Human Resources
Donald L. Hickey..............  Senior Vice President -- Sales and Marketing -- Asia
Stanley J. Gadek..............  Vice President and Controller
Fred L. deLeeuw...............  Vice President -- Corporate Finance
Berl Bernhard.................  Director
Lawrence W. Clarkson..........  Director
David K.P. Li.................  Director
David T. McLaughlin...........  Director
Brian Rowe....................  Director

     Michael A. Chowdry, 45, has been Chairman of the Board of Directors and Chief Executive Officer since our inception in August 1992, and served as President from July 1995 to May 1996 and September 1997 to the present. He is also Chairman of the Board (and has served in that role since its inception in April 1985) of Aeronautics Leasing, Inc., an affiliate of the Company ("ALI"). Prior to his founding of ALI, he formed a Colorado-based certificated commuter air carrier in 1981, and was the principal stockholder of Skybus, Inc., the certificated air carrier successor to Frontier Horizon Airlines, from 1984 to 1985. He has been involved in the operation, acquisition, financing and disposition of aircraft and aviation assets since 1978.

     Richard H. Shuyler, 53, has been a member of our Board of Directors since March 1995 and was Senior Vice President -- Finance, Chief Financial Officer and Treasurer from June 1994 to February 1998. As of February 1998, Mr. Shuyler became the Executive Vice President -- Strategic Planning and also retained his position as Treasurer. From January 1993 to June 1994, he was Senior Vice President -- Finance and Chief Financial Officer at Trans World Airlines, Inc. From 1975 to 1992, he held various management and executive positions with Continental Airlines, Inc., and various of its affiliates and corporate predecessors, including Texas International Airlines, Inc., Texas Air Corporation and New York Air, serving as Senior Vice President -- Finance and Chief Financial Officer at those entities.

     James T. Matheny, 60, has been Executive Vice President -- Operations Development since February 1999. He previously served as Senior Vice
President -- Operations since December 1992. From 1991 to 1992, he was Director -- Quality Assurance and subsequently, Vice President -- Maintenance and Engineering for Eastern Airlines, Inc. From 1961 to 1991, he served in the United States Navy, rising to Commanding Officer of an aircraft squadron, two air wings and an aircraft carrier, and Operations Officer of the Seventh Fleet based in Japan.

     Stanley G. Wraight, 53, has been Senior Vice President -- Marketing since May 1997. From 1995 to 1997, he led KLM's worldwide sales efforts. From 1965 to 1995, he was employed by KLM in various capacities, including Vice President of KLM's sales, marketing and operations in Asia, Australia and the Middle East.

     Thomas G. Scott, 50, has been Senior Vice President and General Counsel since July 1998. Prior to his employment with us and since 1980, Mr. Scott was employed with United Parcel Service Co. where he served in a variety of positions, including Vice President and Chief Legal Officer, with primary responsibility for managing the airline legal department including aircraft acquisitions, airport projects and international expansion.

     William S. Allen, 42, has been Senior Vice President -- Human Resources since October 1999. He previously served as Vice President -- Human Resources since August 1997. Prior to his employment with us and since 1985, Mr. Allen held various positions in Human Resources at PepsiCo Inc. ranging from Senior Group Manager, Employee Relations for PepsiCo's Frito Lay business to Senior Director, Field Human Resources for Pizza Hut, Inc., a division of PepsiCo.

     Donald L. Hickey, 61, has been Senior Vice President -- Sales and
Marketing -- Asia since April 2000. He previously served as Vice
President -- Sales and Marketing since November 1995. Prior to his employment with us and since 1960, Mr. Hickey held various positions at Boeing, including project management associated with the B-52 aircraft, Apollo and Lunar Landing Module, the Skylab and flight simulator and training programs. Mr. Hickey served as Program Manager for the conversion of B747 passenger aircraft into freighter aircraft.

     Stanley J. Gadek, 48, has been the Company's Vice President and Controller since November 1998 and served as Controller from December 1997 until October 1998. From 1978 to 1993, he held financial management positions at Northwest Airlines, Inc. and Continental Airlines, Inc. In 1994 he served as Vice President of Finance and Chief Financial Officer of SunAire Express, a commuter carrier based in the U.S. Virgin Islands. From 1994 to 1997 he served as Vice President and Controller, and Assistant Secretary of Atlantic Coast Airlines, Inc., a United Express commuter carrier based in Dulles, VA.

     Fred L. deLeeuw, 49, has been Vice President -- Corporate Finance since April 2000. From 1996 to 2000, he was employed by the Company in various finance capacities. From 1994 to 1996, he was Vice President and Chief Financial Officer of Vanguard Airlines. Prior to this time, he served in various financial capacities at Northwest, Continental, People Express and Texas International Airlines.

     Berl Bernhard, 70, has been a member of our Board of Directors since October 28, 1997. He has been a member of the Washington-based law firm of Verner, Liipfert, Bernhard, McPherson and Hand since 1960 and has served as its Chairman since 1982. He was nominated by President Kennedy and confirmed by the Senate in 1961 to serve as Staff Director of the U.S. Commission on Civil Rights. He was Special Advisor to Secretary of State Dean Rusk and Under Secretary of State W. Averell Harriman (1963-65), and was Senior Advisor to Secretary of State Edmund S. Muskie (1980-81). He also served as a Trustee of Dartmouth College (1974-1984). He has served as special counsel to the Trustee of Eastern Airlines and the Chairman of Northwest Airlines. He served as Trustee of the Federal City Council from 1988 to 1992. Mr. Bernhard served as Chairman of the Aspen Institute from 1991 to 1996 as well as Chairman of its Executive Committee. He was a director of Uniroyal Chemical Company, Inc. and UNC Inc.

     Lawrence W. Clarkson, 62, has been a member of our Board of Directors since March 13, 1997. He was President of Boeing Enterprises from February 1997 until his retirement on February 1, 1999, where he was responsible for establishing and directing new airplane-related business acquisitions, joint ventures and other relationships outside of the traditional business scope of Boeing. Since April 1992 until his retirement on February 1, 1999, he was also a Senior Vice President of Boeing. He previously held various management and executive positions with Boeing after he joined that company in 1987. Prior to that, for twenty years he held various management and executive positions with Pratt & Whitney. He serves as Vice Chairman of the National Bureau of Asian Research, Chairman of the United States Pacific Economic Cooperation Committee and as a Director of Avnet, Inc. Formerly, he served as Chairman of the National Center for APEC, a Director of the U.S.-China Business Council, a member of the Executive Committee of the National Association of Manufacturers and as a Director of the Atlantic Council. He also serves on the U.S.-Japan Joint High Level Advisory Panel and is a member of the Council on Foreign Relations, the Pacific Council on International Policy and the National Research
Council -- Committee on Japan.

     David K.P. Li, 61, has been a member of our Board of Directors since April 16, 1998. He has been Chairman of the Bank of East Asia, Limited since 1997 and a Director and Chief Executive of the Bank of East Asia, Limited since 1981. He is a Director of Campbell Soup Company, CATIC Shenzhen Holdings Limited, Chelsfield Plc., China Merchants China Direct Investments Limited, China Overseas Land & Investment Limited, Dow Jones & Company, Inc., The Hong Kong and China Gas Company Limited, The Hong Kong and Shanghai Hotels, Limited, Hong Kong Interbank Clearing Limited, The Hong Kong Mortgage Corporation Limited, Cable & Wireless HKT Ltd. (Deputy Chairman), Jones Lang LaSalle Incorporated, New World Infrastructure Limited, PowerGen Plc., San Miguel Brewery Hong Kong Limited, Sime Darby Berhad and Sime Darby Hong Kong Limited, South China Morning Post (Holdings) Limited and Vitasoy International Holdings Limited. Mr. Li also serves on the international advisory boards of Carlos P. Romulo Foundation for Peace and Development, Daimler-Chrysler, Federal Reserve Bank of New York's International Capital Markets Advisory Committee, IBM, Lafarge, PowerGen and Rolls-Royce Plc.

     David T. McLaughlin, 68, has been a member of our Board of Directors since September 1995. Since 1988, Mr. McLaughlin has served as Chairman and Chief Executive Officer of Orion Safety Products (formerly Standard Fusee Corporation). From 1987 to 1988, Mr. McLaughlin was Chairman of the Aspen Institute and was appointed President and Chief Executive Officer in 1988. Upon his retirement from The Aspen Institute in 1997, he was named President Emeritus. From 1981 to 1987, Mr. McLaughlin served as President of Dartmouth College. From 1970 to 1981, Mr. McLaughlin served in various management positions at The Toro Company, being named Chairman and Chief Executive Officer in 1977. Mr. McLaughlin is Chairman of the Boards of CBS Inc. and PartnerRe Ltd.

     Brian Rowe, 69, has been a member of our Board of Directors since March 1995. He retired as Chairman of the General Electric Aircraft Engines division of the General Electric Company in January 1995, a position he held since September 1993, where he was in charge of world-wide sales of GE engines. Prior to that, he held various management and executive positions with General Electric, which he joined in 1957, including President and Chief Executive Officer of General Electric Aircraft Engines and Senior Vice President of the General Electric Company (from 1979 to 1993), Vice President and General Manager of the Aircraft Engineering Division (from 1976 to 1979), Vice President and General Manager of the Airline Programs Division (from 1974 to 1976) and Vice President and General Manager of the Commercial Engine Projects Division (from 1972 to 1974). Mr. Rowe is Chairman of AeroEquity, Inc.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information as to the ownership of our common stock as of May 11, 2000 by the selling shareholders listed below, adjusted to reflect the sale of 3,000,000 shares offered hereby by us and 2,200,000 shares offered by the selling shareholders. One of the selling shareholders will also offer to sell shares of common stock if the underwriters exercise their over-allotment option to purchase up to an additional 780,000 shares of common stock. The underwriters may exercise this option in full or in part, but the underwriters are not required to exercise the option at all. The following table does not give effect to any exercise of the over-allotment option.

                                 SHARES BENEFICIALLY                 SHARES BENEFICIALLY
                                     OWNED PRIOR                         OWNED AFTER
                                   TO OFFERING(1)        SHARES          OFFERING(1)
                                ---------------------     BEING     ---------------------
NAME                              NUMBER      PERCENT    OFFERED      NUMBER      PERCENT
----                            ----------    -------   ---------   ----------    -------
Michael A. Chowdry............  19,513,655     56.4%    2,000,000   17,513,655     46.5%
Richard H. Shuyler............     208,843      0.6%      200,000        8,843        *

---------------
 * The 8,843 shares beneficially owned after the offering represents less than 0.1%. Mr. Shuyler holds an aggregate of 135,000 options, which will vest over time through April 2003.

(1) Unless otherwise indicated, ownership means sole voting and investment power. As to each person or group named in the table, the table includes the following shares issuable upon the exercise of options that are exercisable within 60 days from May 11, 2000: Mr. Chowdry -- 123,752 shares and Mr. Shuyler -- 200,993 shares.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below for whom Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and BB&T Capital Markets, a division of Scott & Stringfellow Inc., are acting as representatives, have severally agreed to purchase, and we and the selling shareholders have agreed to sell to them, severally, the number of shares indicated below:

                            NAME                               NUMBER OF SHARES
                            ----                               ----------------
  Morgan Stanley & Co. Incorporated.........................
  Goldman, Sachs & Co. .....................................
  Bear, Stearns & Co. Inc. .................................
  Deutsche Bank Securities Inc. ............................
  Merrill Lynch, Pierce, Fenner & Smith
                Incorporated................................
  BB&T Capital Markets/Scott & Stringfellow Inc. ...........
                                                                   -------
          Total.............................................
                                                                   =======

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling shareholders and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The per share price of any shares sold shall be the public offering price set forth on the cover page of this prospectus supplement in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $          a share under the public offering price. Any
underwriter may allow, and the dealers may reallow, a concession not in excess
of $       a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     One of the selling shareholders has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement to purchase
up to an aggregate of           additional shares of common stock at the public
offering price, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent this option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of those additional shares of common stock as the number set forth next to it in the preceding table bears to the total number of shares of common stock set forth next the names of all underwriters in the preceding table. If the underwriters' option is
exercised in full, the total price to the public would be $          , the total
underwriters' discounts and commissions would be $             , the total
proceeds to the selling shareholder would be $             and the total
proceeds to us would be unchanged.

     Our common stock is listed on the New York Stock Exchange under the symbol "CGO" and we have applied to the New York Stock Exchange to have the shares of our common stock that we will issue in the offering listed there subject to official notice of issuance.

     Each of the selling shareholders has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus supplement and we and our directors and our executive officers, have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, we will not, during the period ending 90 days after the date of this prospectus supplement:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

     - enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of our common stock;

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in the previous paragraph do not apply to:

     - the sale of shares to the underwriters;

     - the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing; or

     - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering.

     To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing shares of common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The selling shareholders, the underwriters and we have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     From time to time, some of the underwriters provided, and may continue to provide, investment banking services to us for which they have received customary fees and commissions.

                                 LEGAL MATTERS

     Certain matters with respect to the validity of the shares of common stock offered hereby will be passed upon for us by Cahill Gordon & Reindel, New York, New York. In connection with this offering, Shearman & Sterling, New York, New York, will pass upon certain legal matters for the underwriters.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in the prospectus accompanying this prospectus supplement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts in giving said report.

                                   PROSPECTUS
                                ATLAS AIR, INC.

                                DEBT SECURITIES
                                  COMMON STOCK
                                PREFERRED STOCK
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                            ------------------------

                              ATLAS AIR CAPITAL I
                              ATLAS AIR CAPITAL II
                             ATLAS AIR CAPITAL III

                         PREFERRED SECURITIES FULLY AND
                 UNCONDITIONALLY GUARANTEED BY ATLAS AIR, INC.

     This Prospectus relates to the issuance by Atlas Air, Inc. ("Atlas" or the "Company") of (i) secured and unsecured debt securities (the "Debt Securities"),
(ii) shares of preferred stock, $1.00 per share (the "Preferred Shares"), (iii) shares of common stock, $.01 per share (the "Common Stock"), which may include shares being sold by certain of our shareholders, (iv) contracts to purchase our Common Stock ("Stock Purchase Contracts") and (v) units consisting of a Stock Purchase Contract and any of our other securities described above. This Prospectus also relates to the issuance of certain preferred securities (the "Preferred Securities") by Atlas Air Capital I, Atlas Air Capital II or Atlas Air Capital III (each an "Atlas Trust"). Atlas owns the common securities of each Atlas Trust and it is anticipated that Atlas will guarantee (each a "Guarantee") distributions and liquidation payments on the Preferred Securities. The securities described in this paragraph are referred to in this Prospectus, collectively, as the Securities.

ISSUANCE OF SECURITIES

     -- Securities may be periodically offered in one or more separate series or classes;

     -- Securities may be denominated in U.S. dollars or other currencies or currency units;

     -- Prices and terms will be determined at the time of sale; and

     -- The total aggregate principal amount or issue price of the Securities will not exceed $250 million (or equivalent in foreign currencies or currency units).

     This Prospectus is accompanied by a Prospectus Supplement which includes additional information as to a particular series of Debt Securities, Preferred Stock, Common Stock, Stock Purchase Contracts, Stock Purchase Units or Preferred Securities. Sales of Securities may not be consummated without both this Prospectus and a Prospectus Supplement. The Securities may be offered, separately or together, at prices and terms to be set forth in one or more Prospectus Supplements.

     The Common Stock is listed on the New York Stock Exchange. Any Common Stock offered will be listed, subject to notice of issuance, on such exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  May 7, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    1
Incorporation of Certain Documents by Reference.............    1
The Company.................................................    2
Atlas Trusts................................................    2
Use of Proceeds.............................................    3
Ratio of Earnings to Fixed Charges..........................    3
Description of Debt Securities..............................    4
Description of Capital Stock................................   15
Description of the Preferred Securities.....................   17
Description of the Guarantee................................   29
Relationship Among the Preferred Securities, the Debt
  Securities and the Guarantee..............................   32
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................   34
Selling Stockholders........................................   35
Plan of Distribution........................................   35
Validity of the Securities..................................   36
Experts.....................................................   36

                      WHERE YOU CAN FIND MORE INFORMATION

     We and the Atlas Trusts filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities to be offered. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For more information about the Company, the Atlas Trusts and the Securities to be offered by this Prospectus, reference is made to the Registration Statement and its exhibits and schedules. Any statement made in this Prospectus concerning the provisions of certain documents may be incomplete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement otherwise filed with the Commission.

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. The Registration Statement, its exhibits and such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60601. Copies of such material can be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains an Internet Web Site at http://www.sec.gov that contains reports and other information. Our Common Stock is traded on the New York Stock Exchange under the symbol "CGO" and reports, proxy statements and other information concerning the Company can be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     We have not filed separate financial statements of the Atlas Trusts. All of the common securities of the Atlas Trusts will be owned by us and the Atlas Trusts have no operating history or independent operations. In addition, following the issuance of the Preferred Securities, the Atlas Trusts will not engage in any activity other than holding as trust assets certain of the Securities issued by us. In connection with any issuance of Preferred Securities, we will, through one or more Guarantees or other agreements, irrevocably and unconditionally guarantee payments on the Preferred Securities. For these reasons, we do not think that the financial statements of any of the Atlas Trusts would be material to prospective purchasers of the Preferred Securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE:

     The following documents have been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998,

     2.  The Company's Current Report on Form 8-K dated April 26, 1999, and

     3. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act and all amendments thereto and reports filed for the purpose of updating such description.

     All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act: (1) subsequent to the initial filing of this Prospectus and prior to the date it is declared effective; and (2) subsequent to the date of this Prospectus and prior to the termination of this offering are incorporated by reference and become a part of this Prospectus from their date of filing. Any statement contained in this Prospectus or in a document incorporated by reference is modified or superseded for purposes of this Prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     On request, we will provide anyone who receives a copy of this Prospectus with a copy of any or all of the documents incorporated in this Prospectus by reference. Written or telephone requests for such copies should be directed to our principal office: Atlas Air, Inc., 538 Commons Drive, Golden, Colorado 80401, Attention: Chief Financial Officer (telephone (303) 526-5050).

     You should rely only on the information incorporated by reference or provided in this Prospectus or any Prospectus Supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of the Securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

     We are the world's largest air cargo outsourcer, with an all Boeing fleet of 747 freighter aircraft that comply with Stage 3 FAA noise regulations. We provide reliable airport-to-airport cargo transportation services throughout the world to major international air carriers generally under three- to five-year fixed-rate U.S. dollar denominated contracts which typically require that we supply aircraft, crew, maintenance and insurance. Our customers currently include some of the world's leading air carriers, including Alitalia, British Airways and China Airlines Ltd. We provide efficient, cost effective service to our customers primarily as a result of our productive work force, the outsourcing of a significant part of our regular maintenance work on a long-term, fixed-cost contractual basis and the advantageous cost economies realized in the operation of our fleet, comprised solely of Boeing 747 aircraft which are configured for service in long-haul cargo operations.

     Atlas is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 538 Commons Drive, Golden, Colorado 80401, and our telephone number is (303) 526-5050.

                                  ATLAS TRUSTS

     Each Atlas Trust is a statutory business trust formed under Delaware law for the exclusive purpose of issuing and selling its Trust Securities and using the proceeds from the sale of such Trust Securities to acquire corresponding Securities issued by us. Each Atlas Trust will be governed by a trust agreement (each, as amended and restated at the time of any issuance of Preferred Securities, a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Trust

Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

     All of the Common Securities of each Atlas Trust will be owned by Atlas. The Common Securities of an Atlas Trust will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of such Atlas Trust, except that upon the occurrence and continuance of an event of default under a Trust Agreement. Upon such events, the rights of the Company as holder of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities of such Atlas Trust. We will own Common Securities in an aggregate liquidation amount equal to not less than 3% of the total capital of each Atlas Trust.

     Unless otherwise specified in the applicable Prospectus Supplement, each Atlas Trust has a term of approximately 55 years, but may dissolve earlier as provided in the applicable Trust Agreement. Each Trust's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. Unless otherwise specified in the applicable Prospectus Supplement, the trustees for each Trust will be The First National Bank of Chicago, as the Property Trustee (the "Property Trustee"), First Chicago Delaware, Inc., as the Delaware Trustee (the "Delaware Trustee"), and three individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "Issuer Trustees"). The First National Bank of Chicago, as Property Trustee, will act as sole indenture trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. The First National Bank of Chicago will also act as trustee under the Guarantees and the Indenture (as defined herein). See "Description of Guarantees" and "Description of Debt Securities." The holder of the Common Securities of an Atlas Trust, or the holders of a majority in liquidation preference of the related Preferred Securities if certain events of default under the Trust Agreement for such Atlas Trust have occurred and are continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such Trust. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Trust Agreement. The Company will pay all fees and expenses related to each Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Trust.

                                USE OF PROCEEDS

     Except as otherwise provided in the applicable Prospectus Supplement, the net proceeds to the Company from the sale of the Securities offered hereby will be available for general corporate purposes, including, but not limited to, repayment of short-term or long-term indebtedness, capital expenditures, repurchases of common stock and acquisitions. The Company will not receive any of the proceeds from the sale of Common Stock by any selling stockholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges represents the number of times that fixed charges were covered by earnings. For purposes of computing the ratio of earnings to fixed charges, "earnings" consists of income (loss) prior to income tax benefit (expense), as adjusted to exclude the "Write-off of capital investment and other" in the second quarter of 1997, and fixed charges (excluding capitalized interest for the period). "Fixed charges" consist of interest expense (including amounts capitalized), amortization of debt issuance costs and one-third of rental payments on operating leases (such one-third portion having been deemed by us to represent the interest portion of such payments). The table below presents the ratio of earnings to fixed charges for the years ended December 31, 1994, 1995, 1996, 1997 and 1998.

    YEAR ENDED DECEMBER 31,
--------------------------------
1994   1995   1996   1997   1998
----   ----   ----   ----   ----
1.21   1.86   2.11   1.30   1.34

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities will be issued in one or more series under an Indenture (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), a form of which is filed as an exhibit to the Registration Statement. The Indenture will be subject to, and governed by, the Trust Indenture Act. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by express reference to the Indenture and the Securities Resolution (which may be in the form of resolution or a supplemental indenture authorizing a series (copies of which have been or will be filed with the Commission). All article and section references herein are to the articles and sections of the Indenture, and all capitalized terms used in this section without definition have the meanings given such terms in the Indenture.

     The Debt Securities will constitute senior or subordinated debt of the Company. The Debt Securities will be issued under one or more separate Securities Resolutions for Senior Debt Securities or Subordinated Debt Securities. The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in such Prospectus Supplement, along with any applicable modifications of, or additions to, the general terms of the Debt Securities as described herein and in the Indenture. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

GENERAL

     The Indenture does not limit the amount of Debt Securities that can be issued thereunder and provides that the Debt Securities may be issued from time to time in one or more series pursuant to the terms of one or more Securities Resolutions creating such series. The Indenture does not restrict the amount of debt that may be incurred by the Company or any subsidiary. The Indenture does not contain any covenant or other provision that is specifically intended to afford any Holder special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in the ratings or credit quality of the Company. As of the date of this Prospectus, there were no Debt Securities outstanding under the Indenture. The ranking of a series of Debt Securities with respect to all indebtedness of the Company will be established by the Securities Resolution creating such series. Although the Indenture provides for the possible issuance of Debt Securities in other forms or currencies, the only Debt Securities covered by this Prospectus will be Debt Securities denominated in U.S. dollars in registered form without coupon unless otherwise indicated in the applicable Prospectus Supplement.

TERMS

     Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Debt Securities offered thereby:

     -- the designation, aggregate principal amount, currency or composite currency and denominations;

     -- the price at which such Debt Securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

     -- the maturity date and other dates, if any, on which principal will be payable;

     -- the interest rate or rates, if any, or method of calculating the interest rate or rates;

     -- the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

     -- the manner of paying principal and interest;

     -- the place or places where principal and interest will be payable;

     -- the terms of any mandatory or optional redemption by the Company including any sinking fund;

     -- the terms of any conversion or exchange right;

     -- the terms of any redemption at the option of Holders;

     -- any tax indemnity provisions;

     -- if the Debt Securities provide that payments of principal or interest may be made in a currency other than that in which Debt Securities are denominated, the manner for determining such payments;

     -- the portion of principal payable upon acceleration of a Discounted Debt
        Security (as defined below);

     -- whether and upon what terms Debt Securities may be defeased;

     -- whether any events of default or covenants in addition to or in lieu of those set forth in the Indenture apply;

     -- provisions for electronic issuance of Debt Securities or for Debt
        Securities in uncertificated form;

     -- the ranking of the Debt Securities, including the relative degree, if any, to which the Debt Securities of such series shall be subordinated to one or more other series of Debt Securities in right of payment, whether outstanding or not;

     -- any provisions relating to extending or shortening the date on which the principal and premium, if any, of Debt Securities of such series is payable;

     -- any provision relating to the deferral of payment of any interest;

     -- if such Debt Securities are to be issued to an Atlas Trust, the forms of the related trust agreement and guarantee agreement relating thereto;

     -- the additions or changes, if any, to the Indenture with respect to the Debt Securities of such series as shall be necessary to permit or facilitate the issuance of such Debt Securities to an Atlas Trust; and

     -- any other terms not inconsistent with the provisions of the Indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Debt Securities. (Section 2.01)

     Debt Securities of any series may be issued as registered Debt Securities, bearer Debt Securities or uncertificated Debt Securities, and in such denominations as specified in the terms of the series. (Section 2.01)

     In connection with its original issuance, no bearer Security will be offered, sold or delivered to any location in the United States, and a bearer Debt Security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by the Company to comply with United States laws and regulations. (Section 2.04)

     Registration of transfer of registered Debt Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

     Debt Securities may be issued under the Indenture as Discounted Debt Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Debt Securities. "Discounted Debt Security" means a Debt Security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01)

RANKING OF DEBT SECURITIES

     Unless stated otherwise in a Prospectus Supplement, the Debt Securities will be unsecured and will rank equally and ratably with other unsecured and unsubordinated debt of the Company. The Debt Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. The Indenture does not limit the ability of any of the Company's subsidiaries to issue debt, and the Debt Securities will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries.

SUCCESSOR OBLIGOR

     The Indenture provides that, unless otherwise specified in the Securities Resolution establishing a series of Debt Securities, the Company shall not consolidate with or merge into, or transfer all or substantially all of its assets to, any person in any transaction in which the Company is not the survivor, unless: (1) the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture, the Debt Securities and any coupons; (3) all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and (4) immediately after the transaction no Default (as defined below) exists. The successor shall be substituted for the Company, and thereafter all obligations of the Company under the Indenture, the Debt Securities and any coupons shall terminate. (Section 5.01)

EXCHANGE OF DEBT SECURITIES

     Registered Debt Securities may be exchanged for an equal aggregate principal amount of registered Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered Debt Securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.07)

DEFAULT AND REMEDIES

     Unless the Securities Resolution establishing the series otherwise provides (in which event the Prospectus Supplement will so state), an "Event of Default" with respect to a series of Debt Securities will occur if:

          (1) the Company defaults in any payment of interest on any Debt Securities of such series when the same becomes due and payable and the Default continues for a period of 30 days;

          (2) the Company defaults in the payment of the principal and premium, if any, of any Debt Securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;

          (3) the Company defaults in the payment or satisfaction of any sinking fund obligation with respect to any Debt Securities of the series as required by the Securities Resolution establishing such series;

          (4) the Company defaults in the performance of any of its other agreements applicable to the series and the Default continues for 60 days after the notice specified below;

          (5) the Company pursuant to or within the meaning of any Bankruptcy
     Law:

             (A) commences a voluntary case,

             (B) consents to the entry of an order for relief against it in an involuntary case,

             (C) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

             (D) makes a general assignment for the benefit of its creditors;

          (6) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

             (A) is for relief against the Company in an involuntary case,

             (B) appoints a Custodian for the Company or for all or substantially all of its property, or

             (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for 60 days; or

          (7) there occurs any other Event of Default provided for in such series. (Section 6.01)

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

     "Default" means any event which is, or after notice or passage of time would be, an Event of Default. (1.01) A Default under subparagraph (4) above is not an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the series notify the Company of the Default and the Company does not cure the Default within the time specified after receipt of the notice. (Section 6.01) If an Event of Default occurs and is continuing on a series, the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the series (or, in the case of a series issued to an Atlas Trust, so long as any of the related Preferred Securities of such Atlas Trust remain outstanding, if, upon such Event of Default, the Trustee or the Holders of not less than 25% in aggregate principal amount of such series fail to declare the principal of all the Debt Securities of such series to be so immediately due and payable, the holders of 25% in aggregate liquidation amount of such Preferred Securities then outstanding shall have such right) by notice to the Company and the Trustee, may declare the principal of and accrued interest on all the Debt Securities of the series to be due and payable immediately. Discounted Debt Securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. (6.02) The Holders of a majority in principal amount of the series, by notice to the Trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration; provided, that in the case of a series issued to an Atlas Trust, so long as any of the related Preferred Securities of such Atlas Trust remain outstanding, the holders of a majority in aggregate liquidation amount of such Preferred Securities then outstanding shall also have such right to rescission of acceleration and its consequences with respect to such series, subject to the same conditions set forth above. (Section 6.02) If an Event of Default occurs and is continuing on a series, the Trustee may pursue any available remedy to collect principal or interest due on the series, to enforce the performance of any provision applicable to the series or otherwise to protect the rights of the Trustee and Holders of the series. (Section 6.03)

     In the case of series issued to an Atlas Trust, any holder of the related Preferred Securities of such Atlas Trust shall have the right, upon the occurrence and continuance of an Event of Default described in clauses (1) and
(2) of the first paragraph of this subsection with respect to such series, to institute a suit directly against the Company to enforce payment to such holder of the principal of, and premium, if any, and interest on, the Debt Securities having a principal amount equal to the aggregate liquidation amount of such Preferred Securities held by such holder. (Section 6.06)

     The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities of the series. (Section 7.01) Subject to certain limitations, Holders of a majority in principal amount of the Debt Securities of the series may direct the Trustee in its exercise of any trust or power with respect to such series. (Section 6.05) Except in the case of Default in payment on a series, the Trustee may withhold from Holders of such series notice of any continuing Default if it determines that withholding the notice is in the interest of Holders of the series. (Section 7.04) The Company is required to furnish the Trustee annually a brief certificate as to the Company's compliance with all conditions and covenants under the Indenture. (Section 4.04)

     The Indenture does not have a cross-default provision. Thus, a default by the Company on any other debt, including any other series of Debt Securities, would not constitute an Event of Default. A Securities Resolution may provide for a cross-default provision, in which case the Prospectus Supplement will describe the terms thereof.

AMENDMENTS AND WAIVERS

     The Indenture and the Debt Securities or any coupons of the series may be amended, and any default may be waived as follows: Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), the Company and the Trustee may amend the Debt Securities, the Indenture and any coupons with the written consent of the Holders of a majority in principal amount of the Debt Securities of all series affected voting as one class; provided that, in the case of a series issued to an Atlas Trust, so long as any of the related Preferred Securities of such Atlas Trust remain outstanding, no such amendment shall be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture shall occur, without the prior consent of the holders of not less than a majority in aggregate liquidation amount of such Preferred Securities then outstanding unless and until the principal (and premium, if any) of the Debt Securities of such series and all accrued and unpaid interest thereon have been paid in full; and provided further that, in the case of a series issued to an Atlas Trust, so long as any of the related Preferred Securities of such Atlas Trust remain outstanding, no amendment shall be made to the provisions of the Indenture described in the fourth paragraph under "Defaults and Remedies" above without the prior consent of the holders of each such Preferred Security then outstanding unless and until the principal (and premium, if any) of the Debt Securities of such series and all accrued and unpaid interest hereon have been paid in full. (Section 10.02) Unless the Securities Resolution otherwise provides (in which event the Prospectus Supplement will so state), a Default on a particular series may be waived with the consent of the Holders of a majority in principal amount of the Debt Securities of the series (or, in the case of a series issued to an Atlas Trust, so long as any of the related Preferred Securities of such Atlas Trust remain outstanding, the holders of a majority in aggregate liquidation amount of such Preferred Securities then outstanding. (Section 6.04) However, without the consent of each Debt Security holder affected, no amendment or waiver may (1) reduce the amount of Debt Securities whose Holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Debt Security, (3) change the fixed maturity of any Debt Security, (4) reduce the principal of any non-Discounted Debt Security or reduce the amount of the principal of any Discounted Debt Security that would be due on acceleration thereof, (5) change the currency in which the principal or interest on a Debt Security is payable,
(6) make any change that materially adversely affects the right to convert or exchange any Debt Security, or (7) waive any Default in payment of interest on or principal of a Debt Security. (Sections 6.04 and 10.02) Without the consent of any Debt Security holder, the Company and the Trustee may amend the Indenture, the Debt Securities or any coupons: to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Debt Security holders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture shall not apply to a series of Debt Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Debt Security holder. (Section 10.01)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Debt Securities of a series may be defeased in accordance with their terms and, unless the Securities Resolution establishing the terms of the series otherwise provides, as set forth in the Indenture and described briefly below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations, including obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Debt Security, to replace destroyed, lost or stolen Debt Securities and coupons, and to maintain paying agencies in respect of the Debt Securities) with respect to the Debt Securities of the series and any related coupons and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations, if any, with respect to the Debt Securities and coupons of the series under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to any restrictive covenants which may be applicable to a particular series. (Section 8.01)

     To exercise either defeasance option as to a series, the Company must (i) irrevocably deposit in trust (the "defeasance trust") with the Trustee or another trustee money or U.S. Government Obligations, (ii) deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. Government Obligations, without reinvestment, plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal and interest when due on all Debt Securities of such series to maturity or redemption, as the case may be, and (iii) comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any income, gain or loss to Holders for federal income tax purposes. "U.S. Government Obligations" means direct obligations of the United States or an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case, have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations. (Section 8.02)

CERTAIN PROVISIONS RELATING TO CORRESPONDING DEBT SECURITIES

     General. Debt Securities may be issued in one or more series of Debt Securities under the Indenture with terms corresponding to the terms of a series of related Preferred Securities ("Corresponding Debt Securities"). Concurrently with the issuance of each Atlas Trust's Preferred Securities, such Atlas Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in a series of Corresponding Debt Securities issued by the Company to such Atlas Trust. Each series of Corresponding Debt Securities will be in the principal amount equal to the aggregate stated Liquidation Amount of the related Preferred Securities. Holders of the related Preferred Securities for a series of Corresponding Debt Securities will have the rights in connection with modifications to the Indenture or upon occurrence of a Trust Event of Default (as defined under "Description of Preferred Securities -- Events of Default; Notice") relating to Corresponding Debt Securities described under
"-- Amendments and Waivers," "-- Defaults and Remedies," and "-- Enforcement of Certain Rights by Holders of Preferred Securities," unless provided otherwise in the Prospectus Supplement for such related Preferred Securities.

     Unless otherwise specified in the applicable Prospectus Supplement, the Company will covenant, as to each series of Corresponding Debt Securities, (i) to maintain, directly or indirectly, 100% ownership of the Common Securities of the Atlas Trust to which Corresponding Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the

Common Securities, (ii) not to voluntarily dissolve, wind-up or liquidate any Atlas Trust, except (a) in connection with a distribution of Corresponding Debt Securities to the holders of the Preferred Securities in liquidation of such Atlas Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the related Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause such Atlas Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States Federal income tax purposes. For additional covenants relating to payment of certain expenses of the Atlas Trusts, see "Description of Preferred
Securities -- Payment of Expenses."

     Option to Extend Interest Payment Date. If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Corresponding Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the maturity date of such series of Corresponding Debt Securities. Certain United Sates Federal income tax consequences and special considerations applicable to any such Corresponding Debt Securities will be described in the applicable Prospectus Supplement.

     Redemption. Unless otherwise indicated in the applicable Prospectus Supplement, the Company, may, as its option redeem the Corresponding Debt Securities of any series in whole or at any time or in part from time to time. Corresponding Debt Securities may be redeemed in the denominations as set forth in the applicable Prospectus Supplement. Except as otherwise specified in the applicable Prospectus Supplement, the redemption price for any Corresponding Debt Security so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the principal amount thereof. Unless otherwise specified in the applicable Prospectus Supplement, the Company may not redeem a series of Corresponding Debt Securities in part unless all accrued and unpaid interest has been paid in full on all outstanding Corresponding Debt Securities of such series for all interest periods terminating on or prior to the redemption date.

     Except as otherwise specified in the applicable Prospectus Supplement, if a Debt Security Tax Event (as defined below) in respect of an Atlas Trust shall occur and be continuing, the Company may, at its option, redeem the Corresponding Debt Securities held by such Atlas Trust at any time within 90 days of the occurrence of such Debt Security Tax Event, in whole but not in part, subject to the provisions of the applicable Securities Resolution. The redemption price for any such Corresponding Debt Securities shall be equal to 100% of the principal amount of such Corresponding Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the applicable Atlas Trust is the holder of all such outstanding Corresponding Debt Securities, the proceeds of any such redemption will be used by the Atlas Trust to redeem the corresponding Trust Securities in accordance with their terms.

     "Debt Security Tax Event" means the receipt by the applicable Atlas Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative written decision, pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is an-nounced on or after the date of issuance of the applicable series of Corresponding Debt Securities pursuant to the applicable Securities Resolution, there is more than an insubstantial risk that (i) the applicable Atlas Trust is, or will be within 90 days of the date of such opinion, subject to the United States Federal income tax with respect to income received or accrued on the corresponding series of Corresponding Debt Securities, (ii) interest payable by the Company on such series of Corresponding Debt Securities is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes or (iii) the applicable Atlas Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     Restrictions on Certain Payments. The Company will, unless otherwise provided in the applicable Prospectus Supplement, covenant, as to each series of Corresponding Debt Securities, that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company (including other Corresponding Debt Securities) that rank par passu with or junior in interest to the Corresponding Debt Securities or make any guarantee by the Company of the debt securities of any subsidiary of the Company is such guarantee ranks pari passu or junior in interest to the Corresponding Debt Securities (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company's shareholder rights plan ("Rights Agreement"), if any, or any successor to such Rights Agreements in the future, (c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock under any of the Company's benefit plans for its directions, officers or employees) if at such time (A) there shall have occurred any event of which the Company has actual knowledge (a) that with the giving of notice or the lapse of time, or both, would constitute an Event of Default under the Indenture with respect to the Corresponding Debt Securities of such series and (b) in respect of which the Company shall not have taken reasonable steps to cure, (B) is such Corresponding Debt Securities are held by an Atlas Trust which is the issuer of a series of related Preferred Securities, the Company shall be in default with respect to its payment of any obligations under the Guarantee relating to such related Preferred Securities or (C) the Company shall have given notice of its selection of an Extension Period as provided pursuant to the Securities Resolution with respect to the Corresponding Debt Securities of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

     Enforcement of Certain Rights by Holders of Preferred Securities. If an Event of Default with respect to a series of Corresponding Debt Securities has occurred and is continuing and such event is attributable to the failure of the Company to pay principal of or premium, if any, or interest, if any, on such series of Corresponding Debt Securities in the date such interest, premium or principal is otherwise payable, a holder of related Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or premium, if any, or interest, if any, on such Corresponding Debt Securities having a principal amount equal to the aggregate Liquidation Amount of the related Preferred Securities of such holder (a "Direct Action"). The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the applicable Atlas Trust may become subject to the reporting obligations under the Exchange Act. The Company shall have the right pursuant to the Indenture to set-off any payments made to such holder of Preferred Securities by the Company in connection with a Direct Action. Unless otherwise specified in the applicable Prospectus Supplement, the holders of the related Preferred Securities will not be able to exercise directly may remedies other than those set forth in this paragraph available to the holders of the Corresponding Debt Securities.

REGARDING THE TRUSTEE

     The First National Bank of Chicago will act as Trustee and Registrar for Debt Securities issued under the Indenture and, unless otherwise indicated in a Prospectus Supplement, the Trustee will also act as Transfer Agent and Paying Agent with respect to the Debt Securities. (Section 2.03) The Company may remove the Trustee with or without cause if the Company so notifies the Trustee three months in advance and if no Default occurs during the three-month period. (Section 7.07) The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its affiliates, and may otherwise deal with the Company or its affiliates, as if it were not Trustee.

BOOK-ENTRY

     DTC will act as securities depository for the Securities. The Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global certificates will be issued for the Securities representing the aggregate principal amount of the Securities and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended. DTC holds securities that its participants (the "Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (the "Indirect Participants," and together with the Direct Participants, the "Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

     Purchases of the Securities within the DTC system must be made by or through Direct Participants which will receive a credit for the Securities on DTC's records. The ownership interest of each actual purchaser of each Security (a "Beneficial Owner") will in turn be recorded on the Direct and Indirect Participants' respective records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interest in the Securities will be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interest in Securities except in the event that use of the book-entry system for the Securities is discontinued.

     The deposit of the Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other direct communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. If less than all of the Securities of an issue are being redeemed, DTC's practice will determine by lot the amount of the interest of each Direct Participant in such series to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Securities. Under its usual procedures. DTC mails an omnibus proxy (an "Omnibus Proxy") to the Participants as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, premium, if any, and interest on the Securities will be paid to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street-name," and will be the responsibility of such Participant and not of DTC, the underwriters, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the Trustee. Disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Securities at any time by giving reasonable notice to the Company. Under such circumstances and in the event that a successor securities depository is not obtained, certificates for the Securities are required to be printed and delivered. In addition, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or any successor securities depository). In that event, certificates for the Securities will be printed and delivered.

     The Company will not have any responsibility or obligation to Participants or to the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominees or any Direct or Indirect Participant with respect to any ownership interest in the Securities, or with respect to payments or providing of notice to the Direct Participants, the Indirect Participants or the Beneficial Owners.

     So long as Cede & Co. is the registered owner of the Securities, as nominee of DTC, references herein to holders of the Securities shall mean Cede & Co. or DTC and shall not mean the Beneficial Owners of the Securities.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from DTC. None of the Company, the Trustees or the underwriters take any responsibility for the accuracy or completeness thereof.

                          DESCRIPTION OF CAPITAL STOCK

     The following summarizes the material terms of our capital stock.

GENERAL

     Our authorized capital stock consists of shares of Common Stock, par value $.01 per share, of which 34,265,621 shares were issued and outstanding as of March 31, 1999, and 10,000,000 shares of Preferred Stock, $1.00 per share, none of which are currently outstanding.

COMMON STOCK

     Except as set forth under "-- Limitation on Voting by Foreign Owners," the holders of Common Stock are entitled under the Restated Certificate of Incorporation to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

     The Board of Directors is authorized under the Restated Certificate of Incorporation to issue up to 10,000,000 shares of Preferred Stock in one or more series. The Board is also authorized to fix the rights, preferences, privileges and restrictions on the Preferred Stock, including:

     -- dividend rights,

     -- dividend rates,

     -- conversion rights,

     -- voting rights,

     -- terms of redemption,

     -- redemption prices,

     -- liquidation preferences and

     -- the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

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

     The issuance of Preferred Stock may have the effect of delaying deferring or preventing a change in control of the Company without further action by the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

LIMITATION ON VOTING BY FOREIGN OWNERS

     The Restated Certificate of Incorporation defines "Foreign Ownership Restrictions" as "applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers (as amended or modified from time to time)." Such restrictions currently require that no more than 25% of our voting stock be owned or controlled, directly or indirectly by persons who are not U.S. citizens ("Foreigners") for purposes of the Foreign Ownership Restrictions, that our chief executive officer and at least two thirds of the members of our Board of Directors and other managing officers be U.S. citizens and that we are not otherwise subject to foreign control.

     The Restated Certificate of Incorporation provides that no shares of capital stock may be voted by or at the direction of Foreigners, unless such shares are registered on a separate stock record (the "Foreign Stock Record"). Our Restated Bylaws further provide that no shares shall be registered on the Foreign Stock Record if the amount so registered would exceed the Foreign Ownership Restrictions. Registration on the Foreign Stock Record is made in chronological order based on the date we receive a written request for registration.

CERTAIN PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

     The Restated Certificate of Incorporation and Restated Bylaws include certain provisions summarized below which may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that stockholders might consider in their best interest, including attempts that might result in a premium over the market price for the shares held by stockholders.

     Our Restated Certificate of Incorporation and Restated Bylaws provide:

     -- that any action required or permitted to be taken by our stockholders may be effected only at an annual or special meeting of stockholders, and not by written consent of the stockholders,

     -- that any meeting of stockholders may be called only by the Chairman of the Board or upon the affirmative vote of at least a majority of the members of the Board of Directors and

     -- for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a Committee of the Board of Directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders.

     In general, we must receive notice of intent to nominate a director or raise business at such meetings not less than 60 nor more than 90 days before the meeting, and such notice must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal. The affirmative vote of at least a majority of the directors or the holders of at least 66 2/3% of the voting power of our voting stock is required to alter, amend or repeal, or adopt any provision inconsistent with, the Bylaw provisions described in this paragraph.

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

CERTAIN PROVISIONS OF DELAWARE LAW

     We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in a wide range of specified transactions with any interested stockholder, defined to include, among others, any person or entity who in the previous three years obtained 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two thirds of the outstanding shares of each class or series which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Securities Transfer Incorporated.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The following description sets forth certain general terms and provisions of the Preferred Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the Preferred Securities offered by a Prospectus Supplement and the application of these general terms and provisions will be described in the applicable Prospectus Supplement.

     The Regular Trustees, on behalf of the Trust and pursuant to the Declaration, will issue one class of Preferred Securities and one class of Common Securities. The Trust Securities will represent undivided beneficial ownership interests in the assets of the Trust. The following summaries of certain terms of the Preferred Securities and certain provisions of the Declaration do not purport to be complete, and reference is hereby made to the Trust Indenture Act and the copy of the Declaration, including definitions of certain terms used in the Declaration that is filed as an exhibit to the Registration Statement. Capitalized terms used in this section not otherwise defined in this Prospectus have the meanings set forth in the Declaration. Certain material United States federal income tax consequences applicable to the offering of the Preferred Securities will be described in the applicable Prospectus Supplement.

GENERAL

     Except as described below under "-- Subordination of Common Securities," the Preferred Securities will rank on a parity, and payments will be made proportionately, with the Common Securities. The Property Trustee will hold legal title to the Debt Securities in trust for the benefit of the holders of the Trust Securities. The Guarantee Agreement executed by Atlas for the benefit of the holders of the Preferred Securities (the "Guarantee") will be a guarantee with respect to the Preferred Securities but will not guarantee the payment of Distributions or any amounts payable on redemption or liquidation of the Preferred Securities when the Trust does not have funds on hand available to make such payments. See "Description of the Guarantee." Certain material U.S. federal income tax consequences and special considerations applicable to the Preferred Securities will be described in the applicable Prospectus Supplement.

DISTRIBUTIONS

     Distributions on each Preferred Security will accumulate and be payable at a rate specified in the applicable Prospectus Supplement. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed per 30-day month unless otherwise specified in the applicable Prospectus Supplement. Distributions that are in arrears will accumulate additional distributions at the rate per annum if and as specified in the applicable Prospectus Supplement ("Additional Amounts"). The term "Distributions" means cumulative cash distributions that accumulate at the per annum rate specified in the applicable Prospectus Supplement, together with any Additional Amounts unless otherwise stated.

     Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as are specified in the applicable Prospectus Supplement. If the date on which any Distributions on the Trust Securities are payable (each, a "payment date") is not a Business Day (as defined below), then payment of such Distributions will be made on the next Business Day (without any interest or other payment in respect of any such delay), provided that if such next Business Day falls in the next calendar year, then payment of such Distributions will be made on the Business Day preceding the payment date. Each date on which Distributions are payable is referred to as a "Distribution Date." A "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed, or a day on which the Indenture Trustee, or the principal office of the Property Trustee, is closed for business.

     If provided in the applicable Prospectus Supplement, Atlas will have the right under the Indenture to defer payments of interest on the Corresponding Debt Securities from time to time by extending the applicable interest payment period for a period or periods that will be specified in the applicable Prospectus Supplement (each, an "Extension Period"). If Atlas exercises its right to defer interest payments on the Corresponding Debt Securities, then any payments of Distributions on the Preferred Securities also would be deferred.

     During an Extension Period, interest will continue to accrue on the Corresponding Debt Securities (compounded quarterly), and, as a result, Distributions would continue to accumulate at the rate per annum if and as specified in the applicable Prospectus Supplement. During any Extension Period, Atlas may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Atlas' capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Atlas that rank on a parity with or junior in interest to the Corresponding Debt Securities or make any guarantee payments with respect to any guarantee by Atlas of the debt securities of any subsidiary of Atlas if such guarantee ranks on a parity with or junior in interest to the Corresponding Debt Securities (other than (a) purchases or acquisitions of capital stock of Atlas in connection with the satisfaction by Atlas of our obligations under any employee benefit plans or pursuant to any contract or security outstanding on the date of such event requiring Atlas' to purchase capital stock of Atlas, (b) as a result of a reclassification of Atlas' capital stock or the exchange or conversion of one class or series of Atlas' capital stock for another class or series of Atlas' capital stock, (c) the purchase of fractional interests in shares of Atlas' capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) dividends or distributions in capital stock of Atlas (e) redemptions or repurchases of any rights pursuant to a rights agreement and (f) payments under the Guarantee). Prior to the termination of any Extension Period, Atlas may further extend the

Extension Period, but the total duration of any such Extension Period may not exceed 20 consecutive quarters or extend beyond the stated maturity of the Corresponding Debt Securities. Once any Extension Period terminates and Atlas has paid all amounts then due, Atlas may commence a new Extension Period, provided that such Extension Period together with all other extensions may not exceed 20 quarters or extend beyond the stated maturity of the Debt Securities. See "Description of the Debt Securities -- Certain Provisions Relating to Corresponding Debt Securities -- Option to Extend Interest Payments." Once an Extension Period has terminated, any deferred Distributions, including accumulated Additional Amounts, will be paid to those holders of record of the Trust Securities appearing on the books and records of the Trust on the first record date following the termination of such Extension Period.

     It is expected that any revenue available for the payment of Distributions to holders of the Preferred Securities will be limited to payments made to the Trust by Atlas under the Corresponding Debt Securities. If Atlas does not make interest payments on the Corresponding Debt Securities, then the Property Trustee will not have any funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by Atlas as set forth under the Guarantee. See "Description of the Guarantee."

     The Property Trustee will pay Distributions to the holders of the Preferred Securities as such holders appear on the Trust's securities register on the relevant record dates. As long as the Preferred Securities are represented by one or more Global Securities, the relevant record dates will be the close of business on the Business Day next preceding each Distribution Date, unless a different regular record date is established or provided for the corresponding interest payment date on the Corresponding Debt Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, unless otherwise specified in the applicable Prospectus Supplement, each such payment will be made as described under "Book-Entry Issuance." If any Preferred Securities are not represented by Global Securities, then the relevant record date for such Preferred Securities will be the fifteenth Business Day prior to the relevant Distribution Date, that is specified in the applicable Prospectus Supplement.

                               MARKET RATE RESET

     Unless the Prospectus Supplement otherwise provides, the interest rate on the Debt Securities that remain outstanding on and after the settlement date of any Stock Purchase Contract (and therefore the distribution rate on the Preferred Securities) will be reset on the third Business Day immediately preceding such Purchase Contract Settlement Date to the Reset Rate, which will be equal to the sum of the Reset Spread and the rate of interest on the Two-Year Benchmark Treasury in effect on the third Business Day immediately preceding the Purchase Contract Settlement Date and will be determined by the Reset Agent as the rate the Preferred Securities should bear in order for a Preferred Security to have market value as specified in the Prospectus Supplement on the third Business Day immediately preceding the Purchase Contract Settlement Date. The "Two-Year Benchmark Treasury" shall mean direct obligations of the United States (which may be obligations traded on a when-issued basis only) having a maturity comparable to the remaining term to maturity of the Preferred Securities, as agreed upon by the Company and the Reset Agent. The rate for the Two-Year Benchmark Treasury will be the bid side rate displayed at 10:00 A.M., New York City time, on the third Business Day immediately preceding the Purchase Contract Settlement Date in the Telerate system (or if the Telerate system is (a) no longer available on the third Business

Day immediately preceding the Purchase Contract Settlement Date or (b) in the opinion of the Reset Agent (after consultation with the Company) no longer an appropriate system from which to obtain such rate, such other nationally recognized quotation system as, in the opinion of the Reset Agent (after consultation with the Company) is appropriate). If such rate is not so displayed, the rate for the Two-Year Benchmark Treasury shall be, as calculated by the Reset Agent, the yield to maturity for the Two-Year Benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid rates, as of 10:30 A.M., New York City time, on the third Business Day immediately preceding the Purchase Contract Settlement Date of three leading United States government securities dealers selected by the Reset Agent (after consultation with the Company) (which may include the Reset Agent or an affiliate thereof).

     On the tenth Business Day immediately preceding the Purchase Contract Settlement Date, the Two-Year Benchmark Treasury to be used to determine the Reset Rate on the Purchase Contract Settlement Date will be selected and the Reset Spread to be added to the rate on the Two-Year Benchmark Treasury in effect on the third Business Day immediately preceding the Purchase Contract Settlement Date will be established by the Reset Agent, and the Reset Spread and the Two-Year Benchmark Treasury will be announced by the Company (the "Reset Announcement Date"). The Company will cause a notice of the Reset Spread and such Two-Year Benchmark Treasury to be published on the Business Day following the Reset Announcement Date by publication in a daily newspaper in the English language of general circulation in The City of New York, which is expected to be The Wall Street Journal. The Company will request, not later than 7 nor more than 15 calendar days prior to the Reset Announcement Date, that the Depositary notify its participants holding Preferred Securities, of such Reset Announcement Date and of the procedures that must be followed if any owner wishes to settle the related Purchase Contract with cash on the Business Day immediately preceding the Purchase Contract Settlement Date.

                              OPTIONAL REMARKETING

     Unless the Prospectus Supplement otherwise provides, pursuant to a remarketing agreement and subject to the terms of a remarketing underwriting agreement, on or prior to the fifth Business Day immediately preceding the Purchase Contract Settlement Date, but no earlier than the Payment Day immediately preceding the Purchase Contract Settlement Date, holders of separate Preferred Securities may elect to have their Preferred Securities remarketed by delivering their Preferred Securities along with a notice of such election to the Custodial Agent. The Custodial Agent will hold such Preferred Securities in an account separate from the collateral account in which the Pledged Securities will be held. Holders of Preferred Securities electing to have their Preferred Securities remarketed will also have the right to withdraw such election on or prior to the fifth Business Day immediately preceding the Purchase Contract Settlement Date.

REDEMPTION OR EXCHANGE

     Mandatory Redemption. Unless otherwise specified in the applicable Prospectus Supplement, if the Corresponding Debt Securities held by the Trust are repaid or redeemed in whole or in part, either upon their maturity date or earlier, then the Property Trustee will use the proceeds from such repayment or redemption to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Corresponding Debt Securities being repaid or redeemed. The redemption price per Trust Security will be equal to the aggregate stated amount of the Trust Securities being redeemed plus any accumulated and unpaid Distributions thereon to the date of redemption plus the related amount of the premium, if any, paid by Atlas upon the concurrent redemption of the Corresponding Debt Securities (the "Redemption Price"). In the event of a partial redemption, the Trust Securities will be redeemed among all of the holders of Trust Securities on a pro rata basis. Holders of the Trust Securities will receive at least 30 days but not more than 60 days notice of such redemption.

     Tax Event Redemption. If a Tax Event occurs and is continuing, Atlas will have the right to redeem the Corresponding Debt Securities in whole (but not in part) and thereby cause a mandatory redemption of the Trust Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Tax Event. In the event a Tax Event has occurred and is continuing and Atlas does not elect to redeem the Corresponding Debt Securities (thereby causing a mandatory redemption of such Preferred Securities) or to liquidate the Trust (causing the Corresponding Debt Securities to be distributed to holders of the Trust Securities in exchange therefor upon liquidation of the Trust as described above), the Preferred Securities will remain outstanding. See "Description of Debt Securities -- Certain Provisions Relating to Corresponding Debt Securities" for a definition of Tax Event.

     Distribution of Corresponding Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, Atlas will have the right to dissolve the Trust at any time and, after satisfaction of any liabilities to creditors of the Trust as provided by applicable law, to cause the Corresponding Debt Securities to be distributed pro rata to the holders of the Trust Securities in liquidation of the Trust. If, at any time, an Investment Company Event shall occur and be continuing, the Trust shall be dissolved and the corresponding Debt Securities will be distributed pro rata to the holders of the Trust Securities in liquidation of the Trust.

     "Investment Company Event" means the receipt by the applicable Atlas Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in the Investment Company Act"), the applicable Atlas Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in the Investment Company Act becomes effective on or after the date of original issuance of the series of Preferred Securities issued by the Atlas of Trust.

     After the date fixed for any distribution of Corresponding Debt Securities,
(i) the Preferred Securities will no longer be deemed to be outstanding and (ii) any certificates representing the Preferred Securities will be deemed to represent Corresponding Debt Securities in a principal amount equal to the stated liquidation amount of the Preferred Securities, bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Preferred Securities, until such certificates are presented to the Regular Trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or for the Corresponding Debt Securities that may be distributed in exchange for Preferred Securities upon dissolution or liquidation of the Trust. Accordingly, the Preferred Securities that an investor may purchase, or the Corresponding Debt Securities that such investor may receive upon dissolution or liquidation of the Trust, may trade at a discount to the price that such investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

     Any Preferred Securities being redeemed will be redeemed by the Trust at the applicable Redemption Price with the proceeds received by the Trust from the contemporaneous redemption of the Corresponding Debt Securities by Atlas. Redemptions of Preferred Securities will be made and the applicable Redemption Price will be payable only to the extent that the Trust has funds on hand available for the payment of such Redemption Price.

     If the Trust notifies the holders of the Preferred Securities of a redemption and if the Preferred Securities to be redeemed are issued in global form, then on the applicable redemption date, the Property Trustee will deposit irrevocably with the depositary for the Preferred Securities funds sufficient to pay the applicable redemption price, to the extent funds are available. In addition, the Property Trustee will give the depositary irrevocable instructions and authority to pay the redemption price to the beneficial owners of the Preferred Securities. If the Preferred Securities are not issued in global form, then the Property Trustee will pay the applicable Redemption Price to the holders of the Preferred Securities by check mailed to their respective addresses appearing on the register of the Trust on the redemption date. In addition, the Property Trustee will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities upon surrender of their certificates evidencing the Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to a redemption date for the Preferred Securities will be payable to the holders of the Preferred Securities as they appear on the register for the Trust Securities on the relevant record dates for the related Distribution Dates. If a notice of redemption has been given and funds have been deposited as required, then upon the date of such deposit, all of the rights of the holders of the Preferred Securities to be redeemed will cease, except for the right of such holders to receive the Redemption Price (without interest thereon), and the Preferred Securities will cease to be outstanding. If the redemption date is not a Business Day, then payment of the applicable Redemption Price will be made on the next Business Day (and without any interest or other payment in respect of any such delay). If, however, the next Business Day falls in the next calendar year, then payment of the Redemption Price will be made on the Business Day preceding the redemption date.

     If any payments for the redemption of any Preferred Securities are improperly withheld or refused and not paid either by the Trust or by Atlas pursuant to the Guarantee, then Distributions on the Preferred Securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the Trust until the date upon which such redemption payments actually are paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the applicable redemption price.

     Subject to the Declaration and applicable law (including, without limitation, U.S. federal securities laws), Atlas or its subsidiaries may purchase at any time and from time to time outstanding Preferred Securities by tender, in the open market or by private agreement.

     Any notice of the redemption of Trust Securities or the distribution of Corresponding Debt Securities in exchange for Trust Securities will be mailed to each holder of Preferred Securities being so redeemed at least 30 days but not more than 60 days before the applicable redemption date, at such holder's registered address. Unless Atlas defaults in the payment of the redemption price on the Corresponding Debt Securities, interest will cease to accrue on the Corresponding Debt Securities or portions thereof (and Distributions will cease to accumulate on the Preferred Securities or portions thereof) called for redemption on and after the redemption date.

SUBORDINATION OF COMMON SECURITIES

     The payment of Distributions on, and any payment upon redemption of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on their respective liquidation amounts. If, however, an Indenture Event of Default has occurred and continues on any Distribution Date or redemption date, then the amounts payable on such date will not be made on any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of any Common Securities will be made until all accumulated and unpaid Distributions or redemption payments, as the case may be, on all of the outstanding Preferred Securities for which Distributions are to be paid or that have been called for redemption, as the case may be, are fully paid. See "Description of Debt Securities -- Indenture Events of Default." All funds available to the Property Trustee first will be applied to the payment in full in cash of all Distributions on, or the redemption price of, the Preferred Securities then due and payable. The Trust will not issue any securities or other interests in the assets of the Trust other than the Preferred Securities and the Common Securities.

     In the event that an Event of Default under the Declaration resulting from an Indenture Event of Default (a "Trust Enforcement Event") has occurred and is continuing with respect to the Preferred Securities, then Atlas, as sole holder of the Common Securities, will be deemed to have waived any right to act with respect to any such Trust Enforcement Event until the effect of such Trust Enforcement Event with respect to the Preferred Securities has been cured, waived or otherwise eliminated. Until such Trust Enforcement Event has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of Atlas, as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf. See "-- Trust Enforcement Events; Notice."

DISSOLUTION OF THE TRUST AND DISTRIBUTIONS UPON DISSOLUTION

     Unless otherwise specified in the applicable Prospectus Supplement pursuant to the Declaration, the Trust will automatically dissolve upon the expiration of its term or, if earlier, shall dissolve on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of Atlas; (ii) the written direction to the Property Trustee from Atlas at any time to dissolve the Trust and to distribute the Corresponding Debt Securities in exchange for the Trust Securities; (iii) redemption of all of the Preferred Securities as described under "-- Redemption or Exchange -- Mandatory Redemption"; and (iv) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

     If an early dissolution occurs as described in clause (i), (ii) or (iv) above, the Trust will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities in exchange therefor Corresponding Debt Securities, unless such distribution is determined by the Property Trustee not to be practical, in which event the holders of the Trust Securities will be entitled to receive out of the assets of the Trust distributions in cash or other immediately available funds to the extent such funds are available for distribution after satisfaction of the Trust's liabilities to any creditors (the "Liquidation Distributions"). The amount of each Liquidation Distribution will be equal to the aggregate of the stated liquidation amount plus accumulated and unpaid Distributions thereon to the date of payment. If, however, Corresponding Debt Securities are to be distributed in connection with such Liquidation, then the holders of the Trust Securities will receive Corresponding Debt Securities in an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Securities, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid Distributions on, such Trust Securities.

     If the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay the aggregate Liquidation Distribution in full, then the amounts payable directly by the Trust on the Trust Securities will be paid on a pro rata basis. Atlas, as sole holder of the Common Securities, will be entitled to receive Liquidation Distributions on a pro rata basis with the Holders of the Preferred Securities, except that if an Indenture Event of Default has occurred and is continuing, then the Preferred Securities will have a preference over the Common Securities with regard to such Liquidation Distributions.

TRUST ENFORCEMENT EVENTS; NOTICE

     Under the Declaration, holders of Trust Securities have certain rights in the event that any Indenture Event of Default has occurred and continues with respect to the Trust Securities issued thereunder. See "Description of Debt Securities -- Indenture Events of Default." If a Trust Enforcement Event has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon dissolution of the Trust, as described above.

     The Property Trustee will transmit by mail, first class postage prepaid, notice of such Trust Enforcement Event to the holders of the Trust Securities within 90 days of the occurrence of the Trust Enforcement Event unless such Trust Enforcement Event has been cured before the giving of such notice. Atlas and the Regular Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Declaration as well as any reports that may be required to be filed by them under the Trust Indenture Act.

REMOVAL OF TRUSTEES

     Unless an Indenture Event of Default has occurred and continues, any Trustee may be removed with or without cause at any time by the holder of the Common Securities. If an Indenture Event of Default has occurred and continues, the Property Trustee and the Delaware Trustee may be removed by a majority of the stated liquidation amount of the Preferred Securities. The removal of a Property Trustee or a Delaware Trustee, however, will not be effective until a successor Trustee possessing the qualifications to act as a Property Trustee or Delaware Trustee, as the case may be, has accepted its appointment in accordance with the provisions of the Declaration.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any entity into which the Property Trustee, the Delaware Trustee or any Regular Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee may be a party, or any entity succeeding to all or substantially all the corporate trust business of such Trustee, will be the successor of such Trustee under the Declaration, provided that such entity is otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

     The Trust may not consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below or as described in "Dissolution of the

Trust and Distributions upon Dissolution." At the request of Atlas and with the consent of a majority of the Regular Trustees, and without the consent of the holders of the Preferred Securities, the Delaware Trustee or the Property Trustee, the Trust may consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties substantially as an entirety to a trust organized as such under the laws of any state. Such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease will be subject, however, to the following limitations:

     (i) if the Trust is not the successor entity, then the successor entity either must (a) expressly assume all of the Trust's obligations with respect to the Trust Securities or (b) substitute for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as such Successor Securities rank the same as the Trust Securities with respect to distributions and payments upon liquidation, redemption and otherwise;

     (ii) Atlas must expressly appoint a trustee of a successor entity possessing the same powers and duties as the Property Trustee as the holder of the Corresponding Debt Securities;

     (iii) the Preferred Securities or any Successor Securities must be listed, or upon notification of issuance will be listed, on any national securities exchange or with any other organization on which the Preferred Securities are then listed or quoted;

     (iv) such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization;

     (v) such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease must not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect;

     (vi) such successor entity must have a purpose substantially identical to that of the Trust;

     (vii) prior to such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, Atlas must have received an opinion of independent counsel to the Trust experienced in such matters to the effect that (a) such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect; (b) following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (c) following such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease, the Trust (or the successor entity) will continue to be classified as a grantor trust for U.S. federal income tax purposes; and

     (viii) Atlas or any permitted successor or assignee must own all of the common securities and must guarantee the obligations of such successor entity under the Successor Securities, at least to the extent provided by the Guarantee.

Notwithstanding the foregoing, unless holders of 100% in aggregate liquidation amount of the Trust Securities give their consent, the Trust will not consolidate with, convert into, amalgamate or merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to, any other entity or permit any other entity to consolidate with, amalgamate or merge with or into, or replace it, if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes or would cause each holder of Trust Securities not to be treated as owning an undivided beneficial ownership interest in the Corresponding Debt Securities.

VOTING RIGHTS; AMENDMENT OF DECLARATION

     Except as provided below and under "Description of the Guarantee -- Amendments; Assignment" and as otherwise required by the Declaration, the Business Trust Act, the Trust Indenture Act and other applicable law, the holders of the Trust Securities will have no voting rights.

     Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Preferred Securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration. This includes the right to direct the Property Trustee, as holder of the Corresponding Debt Securities, to (i) exercise the remedies available to it under the Indenture, (ii) consent to any amendment or modification of the Indenture or the Corresponding Debt Securities where such consent will be required or (iii) waive any past default and its consequences that is waivable under the Indenture; provided that if an Indenture Event of Default has occurred and is continuing, then the holders of 25% of the aggregate stated liquidation amount of the Preferred Securities may direct the Property Trustee to declare the principal of and interest on the Corresponding Debt Securities due and payable; and provided further that where a consent or action under the Indenture would require the consent or act of the holders of more than a majority of the aggregate principal amount of Corresponding Debt Securities affected thereby, the Property Trustee only may give such consent or take such action at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the Preferred Securities. The Property Trustee will notify all holders of the Preferred Securities of any notice of any Indenture Event of Default that it has received from Atlas. Such notice will state that such Indenture Event of Default also constitutes an Trust Enforcement Event. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee will have no obligation to take any of the actions described in clause (i) or (ii) above unless it first has obtained an opinion of independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for U.S. federal income tax purposes and that each holder of Trust Securities will be treated as owning an undivided beneficial ownership interest in the Corresponding Debt Securities.

     If the consent of the Property Trustee, as the holder of the Corresponding Debt Securities, is required under the Indenture with respect to any amendment or modification of the Indenture, the Property Trustee will request the direction of the holders of the Trust Securities with respect to such amendment or modification and will vote with respect to such amendment or modification as directed by the holders of a majority in stated liquidation amount of the Trust Securities voting together as a single class; provided that where a consent under the Indenture would require the consent of the holders of more than a majority of the aggregate principal amount of Corresponding Debt Securities, the Property Trustee only may give such consent at the direction of the holders of at least the same proportion in aggregate stated liquidation amount of the Trust Securities. The Property Trustee will not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that the Trust will not be classified as other than a grantor trust for United States federal income tax purposes as a result of such action, and that each holder of Trust Securities will be treated as owning an undivided beneficial ownership interest in the Corresponding Debt Securities.

     A waiver of an Indenture Event of Default with respect to the Corresponding Debt Securities will constitute a waiver of the corresponding Trust Enforcement Event.

     Any required approval or direction of the holders of the Preferred Securities may be given at a separate meeting of holders of the Preferred Securities convened for such purpose, at a meeting of all of the holders of the Trust Securities or pursuant to written consent. The Regular Trustees will direct the Property Trustee to cause a notice of any meeting at which the holders of the Preferred Securities are entitled to vote to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date, time and place of such meeting, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote and (iii) instructions for the delivery of proxies.

     No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel the Preferred Securities or distribute the Corresponding Debt Securities in accordance with the Declaration and the terms of the Trust Securities.

     Notwithstanding that holders of the Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by Atlas, the Trustees or any entity directly or indirectly controlled by, or under direct or indirect common control with, Atlas or any Trustee will not be entitled to vote or consent and will, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

     Except during the continuance of an Indenture Event of Default, the holders of the Preferred Securities will have no rights to appoint or remove the Trustees, who may be appointed, removed or replaced solely by Atlas as the holder of all of the Common Securities. If an Indenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed and replaced by the holders of a majority in liquidation amount of the Preferred Securities.

     Generally, the Declaration may be amended without the consent of the holders of the Trust Securities, if such amendment does not have a material adverse effect on certain rights, preferences or privileges of the holders of the Trust Securities. Any amendment, however, that affects the powers, preferences or special rights of the Trust Securities, or results in the dissolution, winding-up or termination of the Trust (other than pursuant to the Declaration), will not be effective unless the holders of at least 66 2/3% of the stated liquidation amount of the Trust Securities have approved such amendment. Further, any amendment that changes the amount or timing of any Distribution or otherwise adversely affects the amount of any Distribution required to be made in respect of the Trust Securities, or any amendment that restricts the rights of a holder of Trust Securities to institute a suit for the enforcement of payment of Distributions, will not be effective unless each holder of Trust Securities has approved such amendment.

GLOBAL PREFERRED SECURITIES

     Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Securities may be issued in whole or in part in global form ("Global Preferred Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement. Global Preferred Securities may be issued in fully registered form and in either temporary or permanent form. Unless and until a Global Preferred Security is exchanged in whole or in part for the individual Preferred Securities represented thereby, the depositary holding such Global Preferred Security may transfer such Global Preferred Security only to its nominee or successor depositary (or vice versa) and only as a whole. Unless otherwise indicated in the applicable Prospectus Supplement for the Preferred Securities, the depositary for the Global Preferred Securities will be The Depository Trust Company. See "Book-Entry Issuance." The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in Global Preferred Securities.

     The specific terms of the depositary arrangement for the Preferred Securities will be described in the applicable Prospectus Supplement. Atlas anticipates that the description of the depositary set forth below under "Book-Entry Issuance" generally will apply to any depositary arrangements. Atlas expects that the applicable depositary or its nominee, upon receipt of any payment of liquidation amount, premium or Distributions in respect of a permanent Global Preferred Security representing any of the Preferred Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the aggregate principal amount of such Global Preferred Security as shown on the records of the depositary or its nominee. Atlas also expects that payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     Unless otherwise specified in the applicable Prospectus Supplement, if at any time the depositary is unwilling, unable or ineligible to continue as a depositary for the Preferred Securities, the Trust will appoint a successor depositary with respect to the Preferred Securities. If a successor depositary is not appointed by the Trust within 90 days after the Trust receives such notice or becomes aware of such ineligibility, the Trust's election that the Preferred Securities be represented by one or more Global Securities will no longer be effective, and a Regular Trustee on behalf of the Trust will execute, and the Property Trustee will authenticate and deliver, Preferred Securities in definitive registered form, in any authorized denominations, in an aggregate stated liquidation amount equal to the principal amount of the Global Preferred Securities representing the Preferred Securities in exchange for such Global Preferred Securities. In addition, the Trust may at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement, determine not to have any Preferred Securities represented by one or more Global Preferred Securities, and, in such event, a Regular Trustee on behalf of the Trust will execute and the Property Trustee will authenticate and deliver Preferred Securities in definitive registered form, in an aggregate stated liquidation amount equal to the principal amount of the Global Preferred Securities representing such Preferred Securities, in exchange for such Global Preferred Securities.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Preferred Securities will be made to the applicable depositary, which will credit the relevant Participants' accounts on the applicable Distribution dates or, if the Preferred Securities are not held by a depositary, such payments will be made by check mailed to the address of the holder entitled thereto as such address will appear on the Trust's security register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent for the Preferred Securities initially will be the Property Trustee. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the Property Trustee and Atlas.

REGISTRAR AND TRANSFER AGENT

     Unless otherwise specified in the applicable Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but the Trust may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange of Preferred Securities.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee will not be liable for any action taken, suffered or omitted to be taken by it without negligence, in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by the Declaration. The Property Trustee will be under no obligation to exercise any rights or powers vested in it by the Declaration at the request or direction of any holder of Trust Securities, unless such holder provides the Property Trustee security and indemnity, reasonably satisfactory to the Property Trustee, against the costs and expenses and liabilities that might be incurred by it in complying with such request or direction.

GOVERNING LAW

     The Declaration and the Preferred Securities will be governed by, construed and interpreted in accordance with the laws of the State of Delaware.

                          DESCRIPTION OF THE GUARANTEE

     The following description sets forth certain general terms and provisions of the Guarantee to which any Prospectus Supplement may relate. The particular terms and provisions of the Guarantee and the application of these general terms and provisions thereto will be described in the applicable Prospectus Supplement.

     Pursuant to and for the purposes of compliance with the Trust Indenture Act, the Guarantee will qualify as an indenture, and The First National Bank of Chicago will act as trustee under the Guarantee (the "Guarantee Trustee") and hold the Guarantee for the benefit of the holders of the Trust Securities. The following summaries of certain terms and provisions of the Guarantee do not purport to be complete and are subject to, and qualified in their entirety by reference to, the form of Guarantee (including the definitions therein of certain terms) that is filed as an exhibit to the Registration Statement, and to the Trust Indenture Act. Capitalized terms used in this section not otherwise defined in this Prospectus have the meanings set forth in the Guarantee.

GENERAL

     To the extent set forth in the Guarantee and except to the extent paid by the Trust, Atlas will irrevocably and unconditionally agree to pay the holders of the Trust Securities the Guarantee Payments (as defined below), in full, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The payments subject to the Guarantee (the "Guarantee Payments") include:

      (i) any accumulated and unpaid Distributions that are required to be paid on the Trust Securities, to the extent the Trust has funds available therefor;

      (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption, with respect to the Trust Securities upon the redemption of the Corresponding Debt Securities if a Tax Event or Investment Company Event occurs or upon maturity of the Corresponding Debt Securities, to the extent the Trust has funds available therefor;

     (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Corresponding Debt Securities to the holders in exchange for the Trust Securities, as provided in the Declaration), the lesser of (a) the aggregate of the stated liquidation amount and all accumulated and unpaid Distributions on the Trust Securities to the date of payment, to the extent the Trust has funds available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Trust Securities in liquidation of the Trust.

     Atlas' obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Atlas to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

     If a Trust Enforcement Event has occurred and is continuing, the rights of holders of the Common Securities to receive Guarantee Payments will be subordinated to the rights of holders of Preferred Securities to receive Guarantee Payments. See "Description of the Preferred
Securities -- Subordination of Common Securities."

     The Guarantee will apply only to the extent the Trust has funds available to make payments with respect to the Trust Securities. If Atlas does not make interest payments on the Corresponding Debt Securities owned by the Trust, the Trust will not have funds available to pay Distributions on the Preferred Securities.

     Through the Guarantee, the Corresponding Debt Securities and the Indenture, taken together, Atlas has fully and unconditionally guaranteed all of the Trust's obligations under the Trust Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of the documents that has the effect of providing a full and unconditional guarantee of the Trust's obligations under the Declaration. See "Relationship Among the Preferred Securities, the Corresponding Debt Securities and the Guarantee."

STATUS OF THE GUARANTEE

     The Guarantee will constitute a guarantee of payment and not of collection. The beneficiaries of the Guarantee may institute a legal proceeding directly against Atlas to enforce its rights under the Guarantee without instituting a legal proceeding against any other person or entity.

CERTAIN COVENANTS OF ATLAS

     Atlas will covenant that, so long as any Trust Securities remain outstanding, if an Event of Default occurs under the Guarantee or a Trust Enforcement Event occurs under the Declaration and written notice of such event has been given to Atlas, then Atlas may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to any of Atlas' capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Atlas that rank on a parity with or junior in interest to the Corresponding Debt Securities or make any guarantee payments with respect to any guarantee by Atlas of the debt securities of any subsidiary of Atlas if such guarantee ranks on a parity with or junior in interest to the Corresponding Debt Securities (other than (a) purchases or acquisitions of capital stock of Atlas in connection with the satisfaction by Atlas of its obligations under any employee benefit plans or the satisfaction by Atlas of its obligations pursuant to any contract or security outstanding on the date of such event requiring Atlas to purchase capital stock of Atlas, (b) as a result of a reclassification of Atlas' capital stock for another class or series of Atlas' capital stock, (c) the purchase of fractional interests in shares of Atlas' capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) dividends or distributions in capital stock of Atlas, (e) redemptions or repurchases of any rights pursuant to a rights agreement and (f) payments under the Guarantee).

AMENDMENTS; ASSIGNMENT

     Except with respect to any changes that do not adversely affect the rights of holders of the Trust Securities in any material respect (that do not require the consent of holders), the Guarantee may be amended only with the prior approval of the holders of at least a majority in liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentages are determined) of all the outstanding Trust Securities. All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of Atlas and will inure to the benefit of the holders of the Trust Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of Atlas to perform any of its payment or other obligations under the Guarantee.

     The holders of a majority in stated liquidation amount of the Trust Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If the Guarantee Trustee fails to enforce the Guarantee, any holder of Trust Securities may institute a legal proceeding directly against Atlas to enforce its rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person. Notwithstanding the foregoing, if Atlas has failed to make a Guarantee Payment, a holder of Trust Securities may directly institute a proceeding against Atlas for enforcement of the Guarantee for such payment.

     Atlas, as guarantor, is required to file annually with the Guarantee Trustee a certificate indicating whether or not Atlas is in compliance with all of the conditions and obligations applicable to it under the Guarantee.

TERMINATION

     The Guarantee will terminate (i) if a Tax Event or an Investment Company Event occurs or upon maturity of the Corresponding Debt Securities, upon full payment of the redemption price of all of the Trust Securities, (ii) upon distribution of the Corresponding Debt Securities held by the Trust to the holders of the Trust Securities or (iv) upon full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Trust Securities must return payment of any sums paid under the Trust Securities or the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, prior to the occurrence of a default with respect to the Guarantee, will undertake to perform only those duties specifically set forth in the Guarantee and, after a default that has not been cured or waived, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Guarantee at the request or direction of any holder of the Trust Securities, unless such holder provides the Guarantee Trustee security and indemnity, reasonably satisfactory to the Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses and the expenses of the Guarantee Trustee's agents, nominees or custodians) and liabilities that might be incurred thereby. The foregoing will not relieve the Guarantee Trustee, upon the occurrence of an event of default under the Guarantee, of its obligation to exercise the rights and powers vested in it by the Guarantee.

GOVERNING LAW

     The Guarantee will be governed by, construed and interpreted in accordance with the laws of the State of New York.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
              THE CORRESPONDING DEBT SECURITIES AND THE GUARANTEE

     To the extent set forth in the Guarantee and to the extent funds are available, Atlas will irrevocably guarantee the payment of Distributions and other amounts due on the Trust Securities. See "Description of the Guarantee." If and to the extent Atlas does not make payments on the Corresponding Debt Securities, the Trust will not have sufficient funds to pay Distributions or other amounts due on the Trust Securities. The Guarantee does not cover any payment of Distributions or other amounts due on the Trust Securities unless the Trust has sufficient funds for the payment of such Distributions or other amounts. In such event, a holder of Trust Securities may institute a legal proceeding directly against Atlas to enforce payment of such Distributions or other amounts to such holder after the respective due dates. Taken together, Atlas' obligations under the Corresponding Debt Securities, the Indenture and the Guarantee provide a full and unconditional guarantee of payments of Distributions and other amounts due on the Trust Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full and unconditional guarantee of the Trust's obligations under the Trust Securities.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other amounts are made when due on the Corresponding Debt Securities, such payments will be sufficient to cover Distributions and payments due on the Trust Securities because of the following factors: (i) the aggregate principal amount of the Corresponding Debt Securities will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and the interest and other payment dates on the Corresponding Debt Securities will match the distribution rate and distribution and other payment dates for the Trust Securities; (iii) Atlas, as issuer of the Corresponding Debt Securities, will pay, and the Trust will not be obligated to pay, directly or indirectly, all costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and
(iv) the Declaration further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

     Notwithstanding anything to the contrary in the Indenture, Atlas has the right to set-off any payment it is otherwise required to make thereunder against and to the extent it has already made, or is concurrently on the date of such payment making, a related payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     The Declaration provides that if Atlas fails to make interest or other payments on the Corresponding Debt Securities when due (taking account of any Extension Period), the holders of the Preferred Securities may direct the Property Trustee to enforce its rights under the Indenture. See "Description of Preferred Securities -- Voting Rights; Amendment of Declaration." If the Property Trustee fails to enforce its rights under the Indenture in respect of an Indenture Event of Default, any holder of record of Preferred Securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Atlas to enforce the Property Trustee's rights under the Indenture without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if a Trust Enforcement Event has occurred and is continuing and such event is attributable to the failure of Atlas to pay interest or principal on the Corresponding Debt Securities on the date such interest or principal is otherwise payable, then a holder of Preferred Securities may institute a Direct Action against Atlas for payment.

     If Atlas fails to make payments under the Guarantee, a holder of Preferred Securities may institute a proceeding directly against Atlas for enforcement of the Guarantee for such payments.

LIMITED PURPOSE OF TRUST

     The Preferred Securities evidence undivided beneficial ownership interests in the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities and using the proceeds to purchase Corresponding Debt Securities. A principal difference between the rights of a holder of Preferred Securities and a holder of Corresponding Debt Securities is that a holder of Corresponding Debt Securities is entitled to receive from Atlas the principal amount of and interest accrued on Corresponding Debt Securities held, while a holder of Preferred Securities is entitled to receive Distributions and other payments from the Trust (or from Atlas under the Guarantee) only if and to the extent the Trust has funds available for the payment of such Distributions and other payments.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust involving the redemption or repayment of the Corresponding Debt Securities, the holders of the Trust Securities will be entitled to receive, out of assets held by the Trust, subject to the rights of creditors of the Trust, if any, the Liquidation Distribution in cash. Because Atlas is the guarantor under the Guarantee and, as issuer of the Corresponding Debt Securities, has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of the Trust Securities), the positions of a holder of Trust Securities and a holder of the Corresponding Debt Securities relative to other creditors and to shareholders of Atlas in the event of liquidation or bankruptcy of Atlas would be substantially the same.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     Unless otherwise specified in the applicable Prospectus Supplement, the Company may issue Stock Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Common Stock or Preferred Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by a specific reference to a formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as part of Units ("Stock Purchase Units") consisting of a Stock Purchase Contract and either (x) Senior Debt Securities or Subordinated Debt Securities, (y) debt obligations of third parties, including U.S. Treasury securities, or (z) Preferred Securities of an Atlas Trust, securing the holder's obligation to purchase the Common or Preferred Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances Atlas may deliver newly issued prepaid stock purchase contracts ("Prepaid Securities") upon release to a holder of any collateral securing such holder's under the original Stock Purchase Contract.

     Pledged Securities and Pledge Agreement. The securities related to the Stock Purchase Contracts (collectively, the "Pledged Securities") will be pledged to a collateral agent (the "Collateral Agent"), for the benefit of Atlas, pursuant to the Pledge Agreement to secure the obligations of holders of Stock Purchase Contracts to purchase Common Stock or Preferred Stock under the related Stock Purchase Contracts. The rights of holders of Stock Purchase Contracts to the related Pledged Securities will be subject to the Company's security interest created by the Pledge Agreement. No holder of Stock Purchase Contracts will be permitted to withdraw the Pledged Securities related to such Stock Purchase Contracts from the pledge arrangement except upon the termination or Early Settlement of the related Stock Purchase Contracts. Subject to such security interest and the terms of the Purchase Contract Agreement and the Pledge Agreement, each holder of a Stock Purchase Contract will retain full beneficial ownership of the related Pledged Securities.

     Except as described in the applicable Prospectus Supplement, the Collateral Agent will, upon receipt of distributions on the Pledged Securities, distribute such payments to Atlas or the Purchase Contract Agent, as provided in the Pledge Agreement. The Purchase Contract

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Agent will in turn distribute payments it receives as provided in the Purchase
Contract Agreement.

     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the Prospectus Supplement will not necessarily be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued.

                              SELLING STOCKHOLDERS

     Some of the shares of Common Stock being offered pursuant to this Prospectus directly or pursuant to Stock Purchase Contracts may be offered by certain Selling Stockholders, including Michael A. Chowdry, the Chairman, Chief Executive Officer and President of the Company, and certain other officers of the Company. Identification of any such selling stockholder will be made in the applicable Prospectus Supplement.

                              PLAN OF DISTRIBUTION

     The Company and the Atlas Trusts (and with respect to shares of Common Stock, the selling stockholders) may sell the Securities to or through one or more underwriters or dealers or may sell the Securities directly to other purchasers or through agents.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of the Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of the Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Under agreements which may be entered into by the Company and the Atlas Trusts, underwriters and agents who participate in the distribution of the Securities may be entitled to indemnification by the Company against liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Securities from the Company or the Atlas Trusts pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser

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

under any such contract will be subject to the condition that the purchase of the Securities being offered is not at the time of delivery prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     Unless otherwise indicated in the applicable Prospectus Supplement, Atlas does not intend to apply for the listing of any Debt Securities on a national securities exchange. If any Securities are sold to or through underwriters, dealers or agents, the underwriters, dealers or agents may make a market in such Securities, as permitted by applicable laws and regulations. No underwriter, dealer or agent would be obligated, however, to make a market in such Securities, and any such market-making could be discontinued at any time at the sole discretion of the underwriter, dealer or agent. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, such Securities.

     Certain of the underwritings or agents and their associates may be customers of, engage in transactions with, and perform services for, the Company in the ordinary course of business.

                           VALIDITY OF THE SECURITIES

     Unless otherwise indicated in the applicable Prospectus Supplement (i) the validity of the Securities of Atlas offered hereby will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York and (ii) the validity of the Preferred Securities offered hereby will be passed upon for the Atlas Trusts and the Company by Richards, Layton & Finger, P.A. Wilmington, Delaware.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

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